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                                                                     EXHIBIT 2.2



                               AGREEMENT AND PLAN

                                       OF

                                     MERGER


                                     BETWEEN


                           KC ACQUISITION CORPORATION,
                            a New Jersey corporation,


                               CRITICOM IDC CORP.,
                            a New Jersey corporation,



                      CRITICOM INTERNATIONAL CORPORATION,
                            a Minnesota corporation,

                                       AND


                               THE SHAREHOLDERS OF
                      CRITICOM INTERNATIONAL CORPORATION,
                            a Minnesota corporation,





                         Dated as of September 26, 2002

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                               AGREEMENT AND PLAN

                                       OF

                                     MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into effective as of September 26, 2002 ("Effective Date"), by and among KC Acquisition Corporation, a New Jersey corporation (the "Buyer") and Criticom IDC Corp., a New Jersey corporation and a wholly-owned subsidiary of the Buyer ("Transitory Subsidiary" or "Surviving Corporation") Criticom International Corporation, a Minnesota corporation (the "Target") and the Shareholders of Criticom International Corporation (the "Shareholders" or "Target Shareholders"). The Buyer, the Transitory Subsidiary, the Target, and the Shareholders are referred to collectively herein as the "Parties" and individually a "Party".

        This Agreement contemplates a tax-free forward subsidiary merger of the Target with and into the Transitory Subsidiary pursuant to Internal Revenue Code section 368(a)(2)(D). The Shareholders (being the individuals listed on Exhibit 2.3.5) of the Target shall receive (i) capital stock of the Buyer (the "Buyer Stock") and (ii) cash, in exchange for one hundred (100%) percent of the capital stock of the Target (the "Target Shares"). The Parties expect that the Merger will further certain of their business objectives and believe it to be in their best interests to cause the above-referenced Merger to occur.

        Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

        1.1 Certain Defined Terms. Defined terms used in this Agreement shall have the meanings set forth or described on Schedule 1.1 attached hereto (such meanings to be equally applicable to both the singular and plural forms of such terms).

        1.2 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted accounting principles in the United States ("GAAP"), consistently applied by the respective Parties in accordance with their past practices.


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                                   ARTICLE 2.
                                BASIC TRANSACTION

        2.1 The Merger. On and subject to the terms and conditions of this Agreement, the Target shall merge with and into the Transitory Subsidiary (the "Merger") at the Effective Time. The Transitory Subsidiary shall survive the Merger and shall thereafter operate under the name Criticom JDC Corporation (the "Surviving Corporation").

        2.2 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m.. on September 26, 2002 or as soon thereafter as all closing conditions are satisfied (the "Closing Date") at the offices of the Buyer's counsel at 411 Hackensack Avenue, Hackensack, New Jersey, unless the parties hereto agree upon a different time, date or place.

         2.3 Effect of Merger.

                   2.3.1 General. The Merger shall become effective at the time (the "Effective Time") when the Target and Transitory Subsidiary file both (i) the Certificate of Merger with the Secretary of State of the State of New Jersey and (ii) the Articles of Merger with the Secretary of State of the State of Minnesota. The Merger shall have the effect set forth in the New Jersey General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Target or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

                  2.3.2 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be amended and restated in the form of
Exhibit 2.3.2 attached.

                  2.3.3 Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated in the form of Exhibit 2.3.3 attached.

                  2.3.4 Directors and Officers. The directors and officers of the Transitory Subsidiary shall remain the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

                  2.3.5 Conversion of the Target Shares. At and as of the Effective Time, and subject to adjustment as hereinafter provided, the Target Shares shall be converted into the following: (i) 35.29 shares of Buyer Stock, representing fifteen (15%) percent of the issued and outstanding shares of Buyer Stock, not subject to dilution prior to Closing without consent of the Target (the "Share Conversion"), and (ii) One Million and No/100 Dollars ($1,000,000.00) (the "Cash") (the Share Conversion and the Cash shall hereinafter collectively be referred to as the "Merger Consideration"). The Merger Consideration shall be paid by Buyer and divided between and among the Target Shareholders, in proportion to their respective ownership interests in the Target, all as set forth on Exhibit 2.3.5 hereto (the "Conversion Ratio"). Except as otherwise specifically provided herein, it is assumed that the Target has not and shall not declare and/or make dividends or distributions of any kind, nor any extraordinary payments to employees or officers, either directly or indirectly, from June 30, 2001, through the Closing Date

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other than: (i) distributions for payment of taxes on Target's taxable income allocated to shareholders as disclosed and approved by the Buyer prior to Closing and for any stub period not covered by that pre-approved distribution, in accordance with the Shareholder Rights and Voting Agreement, and (ii) distributions under that certain Memorandum with Duane Plowman referred to in
Section 3.2 below (collectively the "Pre-Closing Target Distributions"). The exchange of the Target Shares and the Merger Consideration shall occur at Closing. Target shall only be permitted to distribute pre-closing up to a total of One Hundred Seventy Three Thousand Dollars ($173,000.00) to the Target Shareholders to meet their collective pass-through tax liabilities for the period beginning January 1, 2002 through the Closing herein. In consideration of the Pre-Closing Target Distributions, Buyer shall be permitted to distribute to its shareholders (excluding the Criticom Target Shareholders), prior to Closing, up to the amount of the Pre-Closing Target Distributions, in such form and manner as Buyer shall determine.

                  2.3.6 Buyer and Surviving Corporation Stock. Each share of Buyer Stock issued and outstanding at and as of the Effective Time shall remain issued and outstanding. As a result of these transactions at Closing, Buyer shall be the owner of all the issued and outstanding shares of stock of the Surviving Corporation, which will be Buyer's wholly owned subsidiary. Except as otherwise set forth herein, upon any change in the issued or outstanding shares in the Surviving Corporation, Preemptive Rights shall be given to all current owners. The Parties hereby agree to the following changes/additions/ reclassifications of shares in the Surviving Corporation following Closing herein:

                  (A) After Closing, Buyer may become a wholly owned subsidiary of a holding company "Integrated Alarm Systems Holdings, Inc." or substantially similar name ("IAS Holdings"), along with the other entities affiliated with Buyer, the affiliated entities being Integrated Alarm Systems, Inc; or substantially similar name and Morlyn Financial Group, LLC (the "Finance Companies"). Upon such event as further detailed in Section 6.4.16 hereafter, the Parties agree that the stock ownership of Buyer shall change so that the Shareholders' ownership interests will be in IAS Holdings and shall then total thirteen and one-half (13.5%) percent, but subject to further reduction in percentage ownership if IAS Holdings offers shares to the public as detailed in
Section 2.3.6(B) herein, which may occur simultaneously with this aspect of reorganization.

                  (B) The parties intend to be part of a public offering of shares of IAS Holdings to the public pursuant to an Initial Public Offering ("IPO") after Closing. The timing and actual terms of such an IPO shall be subject to changes in market conditions. Based upon the current outline of the IPO, a total of Fifteen Million Three Hundred Thirty Four Thousand (15,334,000) shares are to be distributed amongst the shareholders of IAS Holdings prior to the IPO (the "IPO Shares"), with Thirteen Million Eight Hundred Thirty Four Thousand (13,834,000) of the IPO Shares divided between the present shareholders of Buyer (Thomas Few, Timothy McGinn and David Smith) and One Million Five Hundred Thousand (1,500,000) of the IPO Shares divided amongst the Target Shareholders. In addition, in the event the IPO occurs and the shares of IAS Holdings are distributed as set forth in this Section 2.3.6(B), the Target Shareholders may earn additional warrants convertible into post-IPO Shares of IAS Holdings as detailed on Schedule 2.3.6(B) attached. There shall be no warrants earned or issued if the IPO does not occur and IAS Holdings fails to become a publicly traded company. To the extent that the terms of the IPO change and the share ownership interests of all shareholders are changed, the change to all

                                       -4-


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shareholders shall apply pro rata to all such shareholders of IAS Holdings at that time, including proportional change in the shares to be distributed amongst the shareholders as well as a proportional change in the numbers of shares represented by each of the warrants which may be earned by the Target Shareholders herein. Preemptive Rights shall not apply to this event, except that to the extent other shareholders of Buyer exclusive of the Target Shareholders receive the right to buy shares in the IPO the Target Shareholders shall receive a pro rata right based upon their respective percentage stock interests in Buyer, to the extent otherwise set forth in the Shareholder Rights and Voting Agreement to be executed at Closing.

         2.4 Procedure for Payment. At the Closing, the Surviving Corporation shall deliver the Merger Consideration to the Target Shareholders.

         2.5 Closing of Transfer Records. Except for the share ownership listed on Exhibit 2.3.5 in the names of Jill C. Quady, Lisa M. Fischer, Vincent M. Erickson, and David L. Speed, since June 30, 2001, and as of the Closing, no transfers of Target Shares outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation. All options to purchase Target Shares have been exercised and no other options to purchase Target Shares exist, except as exercised and owned by the Shareholders on
Exhibit 2.3.5.


                                   ARTICLE 3.
                REPRESENTATIONS AND WARRANTIES OF THE TARGET AND
                                  SHAREHOLDERS.

        The Target and the Shareholders, individually, jointly and severally, hereby represent and warrant to the Buyer and the Transitory Subsidiary that the statements contained in this Article 3 are correct and complete as of the date of this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), and will remain correct and complete (as stated on the date of signing this Agreement and on the date of Closing) through the end of the survival period detailed in Section 9.1 be1ow, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Target Disclosure Schedule"). The Target Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

        3.1 Corporate Organization and Qualification. The Target is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and is qualified and in good standing as a foreign corporation in each jurisdiction where (i) property is owned, leased or operated, or (ii) the business conducted by it requires such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect (as that term is hereinafter defined). The Target has not had any subsidiary within the past five years except Criticom International Corporation CA, which has had no general day-to-day business activity within the past two years. The Target has no interest in any partnership, joint venture, associations or other similar business arrangements. The Target has heretofore made available to the Buyer complete and correct copies of the articles of incorporation, as amended to date, and bylaws, as in effect on the date hereof, and the stock certificate and transfer books and minute books in the form in which they are maintained by the Target.

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         3.2 Capitalization. The entire authorized, issued and outstanding capital stock of the Target as of the date hereof is set forth on the Target Disclosure Schedule. All outstanding Target Shares are owned solely by the Target Shareholders and are free and clear of any Encumbrances. Each of the Shareholders has the absolute right without restriction or qualification to transfer all of his/her/its Target Shares to Transitory Subsidiary as provided hereinabove. There are not as of the date hereof and there will not be at the Closing Date any outstanding stock appreciation rights ("SARs") or any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which the Target is a party to, or may be bound by, requiring the Target to issue, transfer, sell, purchase, redeem or acquire, or register under any securities law, any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Target. As of the Closing Date, there will be no subsidiaries of the Target except Criticom International Corporation CA, which has had no general day-to-day business activity within the past two years. There are not, except as set forth on the Target Disclosure Schedule with regard to certain non-compete and confidentiality agreements in favor of the Target which survive for expired employment agreements with certain Shareholders, and a Memorandum of Understanding with Duane Plowman, as of the date hereof and there will not be at the Closing Date any stockholder agreement, voting trust or other agreements or understandings to which the Target is a party or is bound relating directly or indirectly to any Target Shares. As to the said agreement with Duane Plowman, the Shareholders shall address the prior distributions made to him by requiring and completing the repayment to the Target of all such distributions and interest thereon prior to Closing. There are no other entities or businesses in which the Target or any Shareholders either alone or with any other Person or entity, own an interest, directly or indirectly, which was affiliated with the Target or which competes with, or is in any business the same or similar to the Target, except Royal Thoughts, LLC, which will separately execute an agreement of Restrictive Covenant as provided in Section 5.9 hereof.

         3.3 Authority. The Target Shareholders have the requisite power and authority to approve, authorize, execute and deliver this Agreement and together with Target to consummate the transaction contemp1ated hereby. This Agreement has been duly and validly executed and delivered by the Target and Shareholders and, assuming this Agreement constitutes the valid and binding agreement of the Buyer, constitutes the valid and binding agreement of the Target and Shareholders, enforceable against the Target and Shareholders in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

         3.4 No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation by the Target of the transactions contemplated hereby, will conflict with, or result in any violation of the articles of incorporation or bylaws of the Target; result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or to the knowledge of Target or any officer, director or Shareholder of Target, result in the modification, limitation or revocation of, or result in the loss, suspension, impairment or forfeiture of any right, privilege or benefit under, or require any payment under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any provision of any note, bond, debt instrument, mortgage, indenture, deed of trust, item of intellectual property, Permit, license, lease, lien, contract, commitment, agreement or other instrument or arrangement to which the

                                       -6-


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Target is a party or by which any of its respective properties, assets or businesses are bound or any judgment, order or decree or any federal, state or foreign law, statute, ordinance, rule or regulation applicable to the Target or by which it is bound or by which any of its respective property or assets or business is bound or affected, or result in the creation of any Encumbrances upon any of the properties or assets of the Target or upon the Target Shares. Target and Shareholders believe that Target has substantially all Permits and licenses required to provide monitoring services, but Target may not have all Permits and licenses necessary to provide all monitoring services or may not fully comply with all requirements of each such licensing or permitting authority. Notwithstanding the foregoing to the contrary, the Parties understand and acknowledge that the Merger may affect certain licenses and permits, and that the Surviving Corporation may need to reapply for permits and licenses necessary to operate its business.

         3.5 Consents and Approvals. No Permit of, or registration, declaration or filing with, any Governmental Body, or any other Person not a party to this Agreement, is required for the validity of the execution and delivery, or for the performance by the Target or Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than filing Articles of Merger with appropriate governmental authorities and as may be set forth on the Target Disclosure Schedule. Target and Shareholders believe that Target has substantially all Permits and licenses required to provide monitoring services, but Target may not have all Permits and licenses necessary to provide all monitoring services or may not fully comply with all requirements of each such licensing or permitting authority. Notwithstanding the foregoing to the contrary, the Parties understand and acknowledge that the Merger may affect certain licenses and permits, and that the Surviving Corporation may need to reapply for permits and licenses necessary to operate its business.

         3.6 Financial Statements. The Target Disclosure Schedule sets forth the Target's balance sheets as of December 31, 2001, and the related statements of income and cash flows for the periods indicated in each case, together with the notes thereto, if any, and an interim statement through June 30, 2002 (collectively, the "Target Financial Statements"). Except as set forth on the Target Disclosure Schedule, the Target Financial Statements have been prepared, and the Target Financial Statement items, including, without limitation, reserve and inventories, have been presented in accordance with GAAP consistently applied in accordance with the past practices of the Target throughout the periods indicated and fairly present the financial condition, results of operations, cash flows and changes in retained earnings of the Target as of the respective dates thereof and for the respective periods covered thereby.

         3.7 Taxes. For purposes of this Agreement: "Tax" or "Taxes" shall mean
(i) all federal, state and local and foreign taxes and assessments of any nature whatsoever, based on the laws and regulations in effect from time to time through the Closing Date, including, without limitation, all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise, environmental and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority, including all interest, penalties and additions imposed with respect to such amounts, and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in the Target Disclosure Schedule.

                  3.7.1 Each of the Target and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Target and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Target and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, except as set forth on the Target Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where any of the Target and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Target and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  3.7.2 Each of the Target and its Subsidiaries has withheld and paid all Taxes required under applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  3.7.3 No Target, Subsidiary, Target Shareholder or director or officer (or employee responsible for Tax matters) of any of the Target and its Subsidiaries expects any authority to assess, or has reason to believe that any authority has any basis to assess, any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Target and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Target, Subsidiary, Target Shareholder or director or officer (or employee responsible for Tax matters) has knowledge. Attached on the Target Disclosure Schedule is true, correct and complete copy of all federal, state, local, and foreign income Tax Returns filed with respect to any of the Target and its Subsidiaries for taxable periods ended on or after 12/31/00 and indicating those Tax Returns that have been audited, and indicating further those Tax Returns that currently are the subject of audit.

                  3.7.4 None of the Target and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  3.7.5 None of the Target and its Subsidiaries has filed any consent under Code ss.341(f) concerning collapsible corporations. None of the Target and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Target and its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(l)(A)(ii). Each of the Target and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. None of the Target and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Target and its Subsidiaries (i) has been a member of an Affiliated Group (other than the Target and its subsidiary Criticom International Corporation CA) filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any Person (other than any of the Target and its Subsidiaries) under Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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                  3.7.6 The unpaid Taxes of the Target and its Subsidiaries (1)
did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (or in any notes attached thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target and its Subsidiaries in filing their Tax Returns.

         3.8 Assets of Target.

                  3.8.1 The Target has (or will have as of Closing, if no liability is incurred to accomplish same) good, valid and marketable title (including leasehold title and the interest purported to be granted in the lease in respect of such property) to all assets used in the conduct of its businesses, whether or not reflected on current Target Financial Statements or thereafter acquired in the ordinary course of business consistent with past practice, in each case free and clear of all Encumbrances or any Security Interest, other than an Encumbrance or a Security Interest set forth on the Target Disclosure Schedule and in the Target Financial Statements, none of which shall, individually or in the aggregate, impair the marketability, value or present use and operation of any of the assets subject to or affected thereby (referred to collectively as "Permitted Liens").

                  3.8.2 The assets of the Target, including but not limited to assets reflected on current Target Financial Statements, constitute all of the assets (i) necessary to conduct its Business, (ii) currently owned, held, leased, licensed or otherwise available to the Target and which directly or indirectly are or may be used in, or otherwise relate to, the Business as presently conducted, and (iii) with respect to fixed assets and personal property, are in good condition, repair and operating order.

        3.9 Property. Except as set forth on the Target Disclosure Schedule, the Target neither has nor had any time during the past five years any interests in real property owned in fee or leased.

        3.10 Software. Neither the Target nor any of its officers, directors, or Shareholders has any knowledge, and none of them have received any notice, that any software used by the Target violates or infringes upon the patent, copyright, trade secret, trademark or other intellectual property rights of any third party. Neither the Target nor any of its officers, directors, or Shareholders have any knowledge, and none of them have received any notice, that Target is using any software in whole or in part without full license and use rights and the payment of all required fees for use of same.

        3.11 Intellectual Property. Neither the Target nor any of its officers, directors, or Shareholders have any knowledge, and none of them have received any notice, that use by Target of any and all Intellectual Property Rights in the Business or the conduct of the Business as presently conducted infringes or violates the rights (statutory, contractual or otherwise) of any other Person, and all Trademark, Patent and Copyright registrations and grants included in the Target's Intellectual Property Rights which are indicated as being owned by the Target are set forth on the Target Disclosure Schedule. Neither the Target nor any of its officers, directors, or Shareholders have knowledge, and none of them have received any notice, that Target is using in whole or in part any Intellectual Property Rights of others without full license and use rights and the payment of all required fees for use of same. Target is not aware of any information or has no other reason to know that any of the Target's Intellectual Property Rights have been, are being, or will be infringed by others or that any Information has been or is being misappropriated by others; nor is the Target aware of any information or have any reason to know that any Person has obtained, sought, is seeking, or will seek to obtain patent coverage on any invention or development used in the conduct of the Business or which is the subject of any of the Patents or Information.

         3.12 Contracts. The Target Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each of the following types of contracts to which the Target or a Subsidiary is a party or by or to which any of its properties may be bound or subject, excluding monitoring contracts (each a "Contract"): (i) Any ongoing contract or agreement which individually or in the aggregate calls for payments by any party or could impose a liability upon the Target in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any one twelve month period, except that as to purchase orders the threshold herein shall be Twenty Five Thousand and No/100 Dollars ($25,000.00); (ii) All employment or severance agreement or employment contracts covering any former or present directors, officers or employees, as to any and all presently enforceable documents; (iii) Any lease or similar agreement for use of any real property; and (iv) All agreements for use of Software or Intellectual Property Rights.

        3.13 Litigation. The Target Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all pending or, to the knowledge of the Target, or any of its officers, directors or Shareholders, threatened Actions by or against the Target, and in addition, of any and all Actions which either Target or any of its officers, directors or Shareholders has any knowledge that may be filed against Target. In each case, Target has given a brief description of each Action or Order, the applicability of insurance coverage and defense therefor, and the current status thereof.

        3.14 Employee and Related Matters; ERISA. There exists no liability in connection with any Plan of Target that has been or will be terminated and all procedures for termination of such plans have been properly followed. Target has not been involved in any transaction that would cause or did cause the Target to be subject to any violation, prohibited transaction, reportable event, or other liability with respect to ERISA. Target has not incurred any material liability under ERISA that could become or remain a liability of the Target or the Buyer or Transitory Subsidiary after the Closing Date. To the Target's knowledge, there are no pending or threatened claims, action, audits, or examinations with respect to any of the Target's Plans and any trust created thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Target under any Plan of the Target, (ii) increase any benefits otherwise payable under any Plan of the Target, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. Target has no union contracts. The Target Disclosure Schedule includes all Plans of the Target.

        3.15 Absence of Changes or Events. Since June 30, 2001, and through the Closing Date, except as disclosed on the Target Disclosure Schedule, there has not been any change in

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the business, financial condition, assets, Liabilities, results of operations or prospects of the Target, except for changes which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         3.16 Required Licenses; Compliance with Applicable Laws. The Target has all Permits that are required in order for it to conduct the day-to-day operations of the Business except where noncompliance with a Permit requirement could not reasonably be expected to have a Material Adverse Effect upon Target or its Business. Target has complied with all Laws and Orders, except where noncompliance could not reasonably be expected to have a Material Adverse Effect upon Target or its Business. Target has complied, and is in full compliance in all respects, with all Environmental Laws. Target and Shareholders believe that Target has substantially all Permits and licenses required to provide monitoring services, but Target may not have all Permits and licenses necessary to provide all monitoring services or may not fully comply with all requirements of each such licensing or permitting authority.

         3.17 Brokers and Finders. Target has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

         3.18 Insurance. The Target Disclosure Schedule sets forth a true, complete and correct list of all insurance policies of any nature whatsoever presently in effect and maintained with respect to the Business or property of Target, indicating all coverages, limits and effective dates. All such insurance is adequate to fully protect the assets of the Target, and is placed with insurance companies qualified to do business in each State where the Target has assets.

         3.19 Absence of Undisclosed Liabilities. Except as set forth on the Target Disclosure Schedule, the Target has no Liabilities except Liabilities or obligations that are adequately reflected or reserved against in the Target Financial Statements, or those that were incurred after June 30, 2001, in the ordinary course of business consistent with past practice and which do not individually or in the aggregate constitute a Material Adverse Effect, or are specifically contemplated or otherwise provided for by this Agreement.

         3.20 Accuracy of Information. No statement by the Target or Shareholders contained herein and no statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Target or Shareholders in connection with this Agreement contains or will contain any untrue or misleading statement of a material fact and the Target and Shareholders have not failed to inform the Buyer of any material fact which when considered with other information furnished to the Buyer is necessary to make the statements, representations, warranties, covenants and agreements contained in this Agreement (and the Schedules hereto) or in any such exhibit, report, statement or certificate, in light of the circumstances under which such statements, representations, warranties, covenants and agreements are made, not materially misleading in the context in which given.

         3.21 Books of Accounts; Records. The general ledgers, stock record books, minute books and other material records of the Target relating to its respective assets, properties,

Contracts, and outstanding legal obligations are, in all material respects, complete and correct, and have been consistently maintained.

         3.22 Outside Financial Interests. Except as disclosed on the Target Disclosure Schedule, no officer, director or Shareholder of Target has any financial interest, direct or indirect, in any lessor, supplier or customer of Target other than ownership of five percent (5%) or less of the outstanding capital stock of any corporation listed on a national securities exchange or quoted over-the-counter.

         3.23 Accounts Receivable. All notes, trade and other accounts receivable (collectively the "Target Receivables") reflected on Target Financial Statements have arisen from bona fide transactions in the ordinary course of business and are [subject to such reserve for bad debt as reflected in the Target Financial Statements] believed to be collectible.

         3.24 Knowledge. Where any representation or warranty refers to the knowledge, information, belief or awareness of the Target or Shareholders or any similar expression, this shall include such knowledge, information, belief or awareness that the Target, its officers, directors and the Shareholders would have had, if the Target, its officers, directors or any of its Shareholders had made reasonable inquiry into the subject matter of such representation or warranty.

         3.25 Continuity of Business Enterprise. The Target operates at least one significant historic business line or owns at least a significant portion of its historic business assets in a business, in each case within the meaning of Regulation 1.368-1(d).

         3.26 McGinnSmith Financing Proceeds/WTC Project Assets. The Target has recently undertaken financing with McGinn Smith and Co, Inc. ("McGinn Smith") which was in addition to the loans and indebtedness which the parties had agreed would be in effect at Closing. The Target has received through this McGinn Smith financing the sum of Nine Hundred Thousand and No/l00 Dollars ($900,000.00) and has the right to draw down the additional sum of Nine Hundred Thousand and No/100 Dollars ($900,000.00), plus has a debt service escrow of One Hundred Thousand and No/100 Dollars ($100,000.00). Transitory Subsidiary shall receive a credit towards the Merger Consideration in the amount of any additional borrowings that are received by Target or its Shareholders or any of them in connection with such financing transactions over and above the present drawings of Nine Hundred Thousand and No/100 Dollars ($900,000.00) if and to the extent that such additional funds are not available to Surviving Corporation on a dollar for dollar basis. In addition, Transitory Subsidiary shall be entitled to utilize and control on and after Closing, towards its payments of the Merger Consideration and other obligations, the entire balance still available to be drawn, if not drawn prior to the Closing and in such event then fully available to Surviving Corporation on a dollar for dollar basis as of Closing, pursuant to that McGinn Smith financing which at present is in the additional sum of Nine Hundred Thousand and No/100 Dollars ($900,000.00). The Surviving Corporation shall also receive and control the disposition of the debt service reserve thereunder in the sum of One Hundred Thousand and No/l00 Dollars ($100,000.00) when it becomes available and is released from escrow in accordance with the terms of that financing arrangement.

         Target also presently has approximately Nine Hundred Thousand and No/100

Dollars ($900,000.00) combined in the following assets: cash and open receivables net of payables related to its work at the World Trade Center ("WTC") project, investment in Target's E-Bridge Project presently represented to be One Hundred Sixty Five Thousand One Hundred and Fifty and No/l00 Dollars ($165,150.00), and pay down of principal on the McGinn Smith financing described above in the original principal sum of Nine Hundred Thousand and No/100 Dollars ($900,000.00), said pay down of principal presently represented to be Two Hundred Ninety Nine Thousand Six Hundred One and 75/100 Dollars ($299,601.75). This allocation between cash and net receivables assets in the WTC project may change, but the total of all these four categories of assets shall be at least Nine Hundred Thousand and No/l00 Dollars ($900,000.00) at Closing, subject to the verification by Buyer and submission of adequate supporting documentation thereof by Target. Schedule 3.26 attached accurately represents the sources and uses of the McGinnSmith loan proceeds received by Target as detailed above and the assets of the Target as of the date set forth thereon. Any change in on
Schedule 3.26 shall require seven (7) days advance notice and approval by Buyer. To the extent that the actual cash on hand in the bank at Closing shall exceed the sum of One Hundred Fifty Nine Thousand and No/l00 Dollars ($159,000.00) at Closing, Target may pay at or prior to Closing, up to that excess, the Target's obligations as detailed on Schedule 3.26 attached in the categories and up to the amounts listed thereon as Distribution for taxes and Estimated Legal Expenses, such payments being further limited, however, to the actual receipt of payment due on the receivables net of payables from the WTC project. To the extent that these expenses shall exceed the overage amount calculated above or the actual receipt of payment on the WTC receivables net of payables thereon, the Target Shareholders shall remain responsible therefor. If the total combined of these specified assets shall be less than Nine Hundred Thousand and No/100 Dollars ($900,000.00) at Closing, the shortfall therein shall be a credit towards the Merger Consideration due at Closing.


                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES
                       OF BUYER AND TRANSITORY SUBSIDIARY

        The Buyer and the Transitory Subsidiary hereby represent and warrant to the Target that the statements contained in this Article 4 are correct and complete as of the date of this Agreement, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), and will remain correct and complete (as stated on the date of signing this Agreement and on the date of Closing) through the end of the survival period detailed in
Section 9.1 below, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.

        4.1 Corporate Organization and Qualification. The Buyer and the Transitory Subsidiary are corporations duly organized, validly existing and in good standing under the laws of New Jersey and are qualified and in good standing as foreign corporations in each jurisdiction where (i) properties are owned, leased or operated, or (ii) the business conducted by them requires such qualification, except where failure to so qualify or be in good standing would not have a Material Adverse Effect. The Buyer and the Transitory have heretofore made available to the Target complete and correct copies of the articles of incorporation, as amended to date, and bylaws, as in effect on the date hereof, and the stock certificate and transfer books and minute books in the form in which they are maintained by the Buyer and the Transitory Subsidiary.

         4.2 Capitalization. The entire authorized, issued and outstanding capital stock of the Buyer and the Transitory Subsidiary as of the date hereof and the ownership of each the Buyer and the Transitory Subsidiary is set forth on the Buyer Disclosure Schedule. All outstanding Transitory Subsidiary Shares are owned by the Buyer free and clear of any Encumbrances. There are not as of the date hereof and there will not be at the Closing Date any outstanding stock appreciation rights ("SARs") or any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character which the Buyer and the Transitory Subsidiary are a party to, or may be bound by, requiring the Buyer and the Transitory Subsidiary as the case may be, to issue, transfer, sell, purchase, redeem or acquire, or register under any securities law, any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Buyer and the Transitory Subsidiary. Except as set forth in the Buyer Disclosure Schedule, there are not as of the date hereof and there will not be at the Closing Date any stockholder agreement, voting trust or other agreements or understandings to which the Buyer and the Transitory Subsidiary is a party or is bound relating directly or indirectly to any Shares. Except as set forth in the Buyer Disclosure Schedule, there are no other entities or businesses in which the Buyer and the Transitory Subsidiary either alone or with any other Person or entity, own an interest, directly or indirectly which competes with, or is in any business the same or similar to the Buyer and the Transitory Subsidiary.

         4.3 Authority. The Buyer and the Transitory Subsidiary have the requisite power and authority to approve, authorize, execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary, and, assuming this Agreement constitutes the valid and binding agreement of the Target, constitutes the valid and binding agreement of the Buyer and the Transitory Subsidiary, enforceable against the Target in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          4.4 No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby, will conflict with, or result in any violation of the articles of incorporation or bylaws of the Buyer or the Transitory Subsidiary; result in the breach of, or constitute a default (with or without notice or lapse of time, or both) under, or to the knowledge of Buyer or Transitory Subsidiary or any officer, director or shareholder of Buyer, result in the modification, limitation or revocation of, or result in the loss, suspension, impairment or forfeiture of any right, privilege or benefit under, or require any payment under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any provision of any note, bond, debt instrument, mortgage, indenture, deed of trust, item of intellectual property, Permit, license, lease, lien, contract, commitment, agreement or other instrument or arrangement to which the Buyer or the Transitory Subsidiary are a party or by which any of their respective properties, assets or businesses are bound or any judgment, order or decree or any federal, state or foreign law, statute, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or by which they are bound or by which any of their respective property or assets or business is bound or affected, or result in the creation of any Encumbrances upon any of the properties or assets of the Buyer or the Transitory Subsidiary. Buyer believes that Buyer has substantially all Permits and licenses required to provide monitoring services, but Buyer may not have all Permits and licenses necessary to provide all monitoring services or may not fully comply with all requirements of each such licensing or permitting authority. Notwithstanding the foregoing to the contrary, the Parties understand and acknowledge that the Merger may affect certain licenses and permits, and that the Surviving Corporation may need to reapply for permits and licenses necessary to operate its business.

         4.5 Consents and Approvals. No Permit of, or registration, declaration or filing with, any Governmental Body, or any other Person not a party to this Agreement, is required for the validity of the execution and delivery, or for the performance by the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than filing Articles of Merger with appropriate governmental authorities and as may be set forth on the Buyer Disclosure Schedule. Buyer believes that Buyer has substantially all Permits and licenses required to provide monitoring services, but Buyer may not have all Permits and licenses necessary to provide all monitoring services or may not fully comply with all requirements of each such licensing or permitting authority. Notwithstanding the foregoing to the contrary, the Parties understand and acknowledge that the Merger may affect certain licenses and permits, and that the Surviving Corporation may need to reapply for permits and licenses necessary to operate its business.

         4.6 Financial Statements. The Buyer Disclosure Schedule sets forth the Buyer and the Transitory Subsidiary's balance sheets as of December 31, 2001, and the related statements of income and cash flows for the periods indicated in each case, together with the notes thereto, if any and an interim statement through June 30, 2002 (collectively, the "Buyer and Transitory Subsidiary Financial Statements"). Except as set forth on the Buyer Disclosure Schedule, the Buyer and Transitory Subsidiary Financial Statements have been prepared, and the Buyer and the Transitory Subsidiary Financial Statement items, including, without limitation, reserve and inventories, have been presented in accordance with GAAP consistently applied in accordance with the past practices of the Buyer and the Transitory Subsidiary throughout the periods indicated and fairly present the financial condition, results of operations, cash flows and changes in retained earnings of the Buyer and the Transitory Subsidiary as of the respective dates thereof and for the respective periods covered thereby.

         4.7 Taxes. For purposes of this Agreement: "Tax" or "Taxes" shall mean
(i) all federal, state and local and foreign taxes and assessments of any nature whatsoever, based on the laws and regulations in effect from time to time through the Closing Date, including, without limitation, all income, profits, franchise, gross receipts, capital, sales, use, withholding, value added, ad valorem, transfer, employment, social security, disability, occupation, property, severance, production, excise, environmental and other taxes, duties and other similar governmental charges and assessments imposed by or on behalf of any government or taxing authority, including all interest, penalties and additions imposed with respect to such amounts, and (ii) any obligations under any agreements or arrangements with respect to any Taxes described in the Buyer Disclosure Schedule.

                  4.7.1 Each of the Buyer and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Buyer and its Subsidiaries (whether or not shown on any Tax Return) have been paid. None of the Buyer and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return, except as set forth on the Buyer Disclosure Schedule. No claim has ever been made by an authority in a jurisdiction where any of the Buyer and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Buyer and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  4.7.2 Each of the Buyer and its Subsidiaries has withheld and paid all Taxes required under applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  4.7.3 No Buyer, Subsidiary, Buyer Shareholder or director or officer (or employee responsible for Tax matters) of any of the Buyer and its Subsidiaries expects any authority to assess, or has reason to believe that any authority has any basis to assess, any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Buyer and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the Buyer, Subsidiary, Buyer Shareholder or director or officer (or employee responsible for Tax matters) has knowledge. Attached on the Buyer Disclosure Schedule is true, correct and complete copy of all federal, state, local, and foreign income Tax Returns filed with respect to any of the Buyer and its Subsidiaries for taxable periods ended on or after December 31, 2000 and indicating those Tax Returns that have been audited, and indicating further those Tax Returns that currently are the subject of audit.

                  4.7.4 None of the Buyer and its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  4.7.5 None of the Buyer and its Subsidiaries has filed any consent under Code ss.341(f) concerning collapsible corporations. None of the Buyer and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code ss.280G. None of the Buyer and its Subsidiaries has been a United States real property holding corporation within the meaning of Code ss.897(c)(2) during the applicable period specified in Code ss.897(c)(l)(A)(ii). Each of the Buyer and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code ss.6662. None of the Buyer and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Buyer and its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any Person (other than any of the Buyer and its Subsidiaries) under Reg. ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  4.7.6 The unpaid Taxes of the Buyer and its Subsidiaries (i) did not, as of the

Most Recent Fiscal Month End, exceed the reserve for Tax Liability set forth on the face of the Most Recent Balance Sheet (or in any notes attached thereto) and
(ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Buyer and its Subsidiaries in filing their Tax Returns.

          4.8 Assets of Buyer and the Transitory Subsidiary.

                  4.8.1 The Buyer and the Transitory Subsidiary have (or will have as of Closing, if no liability is incurred to accomplish same) good, valid and marketable title (including leasehold title and the interest purported to be granted in the lease in respect of such property) to all assets used in the conduct of their respective businesses, whether or not reflected on current Buyer and Transitory Subsidiary Financial Statements or thereafter acquired in the ordinary course of business consistent with past practice, in each case free and clear of all Encumbrances, other than an Encumbrance or a Security Interest set forth on the Buyer Disclosure Schedule and in the Buyer and Transitory Subsidiary Financial Statements, none of which shall, individually or in the aggregate, impair the marketability, value or present use and operation of any of the assets subject to or affected thereby (referred to collectively as "Permitted Liens").

                  4.8.2 The assets of the Buyer and the Transitory Subsidiary, including but not limited to assets reflected on current Buyer and Transitory Subsidiary Financial Statements, constitute all of the assets (i) necessary to conduct its Business, (ii) currently owned, held, leased, licensed or otherwise available to the Buyer and the Transitory Subsidiary and which directly or indirectly are or may be used in, or otherwise relate to, the Business as presently conducted, and (iii) with respect to fixed assets and personal property, are in good condition, repair and operating order.

          4.9 Property. Except as set forth on the Buyer Disclosure Schedule, the Buyer neither has nor had any time during the past five years any interests in real property owned in fee or leased.

          4.10 Software. Neither the Buyer, the Transitory Subsidiary, nor any of their respective officers, directors, or shareholders have any knowledge, and none of them have received any notice, that any software used by the Buyer or the Transitory Subsidiary violates or infringes upon the patent, copyright, trade secret, trademark or other intellectual property rights of any third party. Neither the Buyer nor the Transitory Subsidiary nor any of their respective officers, directors, or shareholders have any knowledge, and none of them have received any notice, that Buyer or the Transitory Subsidiary is using any software in whole or in part without full license and use rights and the payment of all required fees for use of same.

          4.11 Intellectual Property. Neither the Buyer nor the Transitory Subsidiary nor any of their respective officers, directors, or shareholders have any knowledge, and none of them have received any notice, that use by Buyer or the Transitory Subsidiary of any and all Intellectual Property Rights in their business or the conduct of the business as presently conducted infringes or violates the rights (statutory, contractual or otherwise) of any other Person, and all Trademark, Patent and Copyright registrations and grants included in the Buyer or the Transitory

Subsidiary's Intellectual Property Rights which are indicated as being owned by the Buyer or the Transitory Subsidiary are set forth on the Buyer Disclosure Schedule. Neither the Buyer nor the Transitory Subsidiary nor any of their respective officers, directors, or shareholders have knowledge, and none of them have received any notice, that Buyer or the Transitory Subsidiary is using in whole or in part any Intellectual Property Rights of others without full license and use rights and the payment of all required fees for use of same. Buyer and the Transitory Subsidiary are not aware of any information or have no other reason to know that any of the Buyer or the Transitory Subsidiary's Intellectual Property Rights have been, are being, or will be infringed by others or that any Information has been or is being misappropriated by others; nor is the Buyer or the Transitory Subsidiary aware of any information or have any reason to know that any Person has obtained, sought, is seeking, or will seek to obtain patent coverage on any invention or development used in the conduct of the Business or which is the subject of any of the Patents or Information.

          4.12 Contracts. The Buyer Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each of the following types of contracts to which the Buyer is a party or by or to which any of its properties may be bound or subject, excluding monitoring contracts (each a "Contract:"):
(i) Any ongoing contract or agreement which individually or in the aggregate calls for payments by any party or could impose a liability upon the Buyer in excess of Ten Thousand and No/100 Dollars ($10,000.00) in any one twelve month period, except that as to purchase orders the threshold herein shall be Twenty Five Thousand and No/l00 Dollars ($25,000.00); (ii) All employment or severance agreement or employment contracts covering any former or present directors, officers or employees, as to any and all presently enforceable documents; (iii) Any lease or similar agreement for use of any real property; and (iv) All agreements for use of Software or Intellectual Property Rights.

          4.13 Litigation. The Buyer Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all pending or, to the knowledge of the Buyer or Transitory Subsidiary, or any of their officers, directors or shareholders, threatened Actions by or against the Buyer or Transitory Subsidiary, and in addition, of any and all Actions which either Buyer or Transitory Subsidiary or any of their officers, directors or shareholders has any knowledge that may be filed against Buyer or Transitory Subsidiary. In each case, Buyer and Transitory Subsidiary has given a brief description of each Action or Order, the applicability of insurance coverage and defense therefor, and the current status thereof.

          4.14 Employee and Related Matters; ERISA. There exists no liability in connection with any Plan of Buyer that has been or will be terminated and all procedures for termination of such Plans have been properly followed. Buyer has not been involved in any transaction that would cause or did cause the Buyer to be subject to any violation, prohibited transaction, reportable event, or other liability with respect to ERISA. Buyer has not incurred any material liability under ERISA that could become or remain a liability of Buyer or Transitory Subsidiary after the Closing Date. To the Buyer's knowledge, there are no pending or threatened claims, action, audits, or examinations with respect to any of the Buyer's Plans and any trust created thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from the Buyer under any Plan of the Buyer, (ii) increase any benefits otherwise payable under any Plan of the Buyer, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

          4.15 Absence of Changes or Events. Since June 30, 2001, and through the Closing Date, except as disclosed on the Buyer Disclosure Schedule, there has not been any change in the business, financial condition, assets, Liabilities, results of operations or prospects of the Buyer, except for changes which have not had or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          4.16 Required Licenses; Compliance with Applicable Laws. The Buyer has all Permits that are required in order for it to conduct the day-to-day operations of the Business except where noncompliance with a Permit requirement could not reasonably be expected to have a Material Adverse Effect upon Buyer or its Business. Buyer has complied with all Laws and Orders, except where noncompliance could not reasonably be expected to have a Material Adverse Effect upon Buyer or its Business. Buyer has complied, and is in full compliance in all respects, with all Environmental Laws. Buyer believes that Buyer has substantially all Permits and licenses required to provide monitoring services, but Buyer may not have all Permits and licenses necessary to provide all monitoring services or may not fully comply with all requirements of each such licensing or permitting authority.

          4.17 Brokers and Finders. Buyer has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

          4.18 Insurance. The Buyer Disclosure Schedule sets forth a true, complete and correct list of all insurance policies of any nature whatsoever presently in effect and maintained with respect to the Business or property of Buyer, indicating all coverages, limits and effective dates. All such insurance is adequate to fully protect the assets of the Buyer, and is placed with insurance companies qualified to do business in each State where the Buyer has assets.

          4.19 Absence of Undisclosed Liabilities. Except as set forth on the Buyer Disclosure Schedule, the Buyer has no Liabilities except Liabilities or obligations that are adequately reflected or reserved against in the Buyer Financial Statements, were incurred after June 30, 2001, in the ordinary course of business consistent with past practice and which do not individually or in the aggregate constitute a Material Adverse Effect, or are specifically contemplated or otherwise provided for by this Agreement.

          4.20 Accuracy of Information. No statement by the Buyer or Transitory Subsidiary contained herein and no statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Buyer or Transitory Subsidiary in connection with this Agreement contains or will contain any untrue or misleading statement of a material fact and the Buyer and Transitory Subsidiary have not failed to inform the Target and Shareholders of any material fact which when considered with other information furnished to the Target and Shareholders is necessary to make the statements, representations, warranties, covenants and agreements contained in this Agreement (and the Schedules hereto) or in any such exhibit, report, statement or certificate, in light of the circumstances under which such statements, representations, warranties, covenants and agreements are made, not materially misleading in the context in which given.

          4.21 Books of Accounts; Records. The general ledgers, stock record books, minute books and other material records of the Buyer relating to its respective assets, properties, Contracts, and outstanding legal obligations are, in all material respects, complete and correct, and have been consistently maintained.

          4.22 Outside Financial Interests. Except as disclosed on the Buyer Disclosure Schedule, no officer, director or Shareholder of Buyer has any financial interest, direct or indirect, in any lessor, supplier or customer of Buyer other than ownership of five percent (5%) or less of the outstanding capital stock of any corporation listed on a national securities exchange or quoted over-the-counter.

          4.23 Accounts Receivable. All notes, trade and other accounts receivable (collectively the "Buyer Receivables") reflected on Buyer Financial Statements have arisen from bona fide transactions in the ordinary course of business and are [subject to such reserve for bad debt as reflected in the Buyer Financial Statements] believed to be collectible.

          4.24 Knowledge. Where any representation or warranty refers to the knowledge, information, belief or awareness of the Buyer or any similar expression, this shall include such knowledge, information, belief or awareness that the Buyer, its officers, directors and its shareholders would have had, if the Buyer, its officers, directors or any of its shareholders had made reasonable inquiry into the subject matter of such representation or warranty.

          4.25 Continuity of Business Enterprise. It is the present intent of the Buyer to continue at least one historic business line of the Target or to use at least a significant portion of the Target's historic business assets in a business, in each case within the meaning of Regulation section 1.368-1(d).


                                    ARTICLE 5
              ADDITIONAL COVENANTS AND AGREEMENTS; ACKNOWLEDGMENTS.

          5.1 Conduct of Business of the Company. From the date hereof through the Closing Date, except as consented to or approved by the Buyer in writing and except as provided for or contemplated in Section 5.13 below, the Target covenants and agrees that it shall operate its Business in the ordinary and usual course consistent with past practices. Moreover, except as consented to by the Buyer in writing, the Target agrees that from the date hereof through Closing Date, it shall not engage in any practice, take any action or enter into any transaction of the nature that would require a disclosure as provided for or contemplated by Article 3 of this Agreement.

          5.2 Reasonable Efforts. The Target and Shareholders, the Buyer and the Transitory Subsidiary shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the transactions contemplated hereby; and (ii) use all their reasonable efforts to promptly take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

           5.3 Access to Information. From the date hereof and through the Closing Date, upon reasonable notice, the Target shall permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to the Target, provided that no due diligence investigation pursuant to this Section 5.3 shall affect or be deemed to modify any of the representations or warranties made by the Target and Shareholders.

           5.4 Publicity. Except as required by law, the Target and Shareholders, the Buyer and the Transitory Subsidiary shall not release any public announcement relating to the transactions contemplated hereby, without the prior written consent of the Buyer and the Target. In the event that public notice is legally required, the disclosing party agrees to give the other party hereto prior written notice of the disclosure to be made and a reasonable opportunity for such other party to consult with the disclosing party prior to making any such disclosure.

           5.5 Environmental Actions. From the date hereof until Closing, Shareholders shall promptly notify the appropriate governmental agencies (the "Regulator") of any site contamination at any of the Target's properties. Shareholders shall then undertake, or cause the Target to undertake, all necessary corrective action, including, but not limited to, the removal of any underground tanks and such further assessment, monitoring and remediation as required by the Regulator until the Regulator is satisfied that no further action is required. All Costs and expenses (including without limitation testing costs) incurred by Buyer, its consultants and agents, in performing environmental work shall be initially paid by Buyer, who will then be entitled to recover any and all such costs and expenses from Shareholders. Shareholders hereby covenant and agree to promptly repay such disbursements to Buyer.

           5.6 Taxes.

                   5.6.1 Mutual Assistance. The Buyer and the Target will provide each other such records and assistance as may reasonably be requested by either of them in connection with the preparation of any Return, any audit or other examination by any government or taxing authority, and any judicial or administrative proceedings relating to liability for Taxes (including refunds thereof). The Buyer and the Target agree to reimburse each other for any costs and expenses reasonably incurred at the other party's request with respect to the provision of such records and assistance. Any such records or other information disclosed pursuant hereto shall be held in strict confidence and shall not be disclosed to others for any reason whatsoever, except to the extent that such disclosure is required in order to effect the intent of this Agreement or such disclosure is required by law.

                   5.6.2 Allocation of Tax Liability. Each of the Shareholders shall be responsible for and shall individually, jointly and severally indemnify and hold Buyer and the Surviving Corporation harmless for, from and against all Taxes relating to the ownership and operation of Target and its Subsidiaries for all taxable periods ending on or before the Closing Date to the extent that such Taxes exceed the aggregate accruals for such Taxes reflected on the

Target Financial Statements and to the extent that the Buyer, its shareholders or the Surviving Corporation are liable therefor. Buyer and the Surviving Corporation shall be jointly and severally responsible for and shall indemnify and hold Shareholders harmless for, from and against all Taxes relating to the ownership and operations of Surviving Corporation for all taxable periods beginning after the Closing Date to the extent that the Surviving Corporation is liable therefor. Each of the Shareholders shall be individually, jointly and severally responsible for and shall indemnify and hold Buyer and Surviving Corporation harmless for, from and against all Taxes relating to the ownership and operation of Target for any taxable period beginning before the Closing Date and ending after the Closing Date to the extent the Taxes with respect to such period are properly accruable under GAAP as applied in accordance with the past practices of the Target, but only to the extent such Taxes exceed the aggregate accruals for such Taxes reflected on the Target Financial Statements. In the case of any Taxes accruable under GAAP with respect to a tax period that begins before the Closing Date and ends after the Closing Date, if a method of accrual is not specified by GAAP, the portion of such Tax attributable to the period ending on the Closing Date shall: (i) in the case of any such Taxes not based upon or related to income or receipts, be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and
(ii) in the case of any such Taxes based upon or related to income or receipts, be determined on the basis of an interim closing of the books at the close of business on the Closing Date.

          5.6.3 Tax Audit Adjustments. The Buyer will be responsible for the good faith representation of the Surviving Corporation in regard to all federal, state and local Tax audits for all years open for the assessment of deficiencies through and including any taxable period ending on or before the Closing Date. The Buyer shall inform the Target Shareholders of (i) the commencement of any audit or examination, (ii) proposals of deficiencies or refunds, and (iii) the assessment of deficiencies or the agreement to refund an overpayment of Taxes, with respect to the Target if such actions would materially, adversely affect the Tax liability of the Surviving Corporation or its shareholders. Neither the Buyer nor the Surviving Corporation shall settle, compromise, accept, reject, protest or appeal any adjustment or proposed adjusment in connection with any Tax audit or examination unless the Buyer and the Surviving Corporation, except in the case of any adjustment which could affect the future years of tax filings by the Surviving Corporation, has first obtained the written approval of at least a majority of Target Shareholders, which approval shall not be unreasonably withheld, conditioned, or delayed (in no event to exceed twenty (20) Business Days), with respect to such adjustment if such actions would materially, adversely affect the Tax liability of the Surviving Corporation or Target Shareholders giving effect to this Agreement. If the Shareholders do not approve the request to settle, from that point forward all costs of audit and all such taxes, interest and penalties due shall be the joint and several obligation of the Shareholders.

          5.6.4 Tax Returns. Prior to the Closing Date, Shareholders shall cause Target to duly and timely file all Returns with respect to the ownership and operations of Target required to be filed by it by such time (giving effect to any extensions available therefor) and shall cause the payment of all Taxes due and payable with respect to such Returns, provided that Target may contest in appropriate proceedings any Tax, governmental charge, duty, or assessment; and Target will withhold from each payment made to each of their employees, if any, the amount of all Taxes (including, but not limited to, federal income taxes and Federal Insurance Contribution Act Taxes and state and local income, wage, disability, unemployment, and similar Taxes) required to be withheld therefrom and will pay the same, before becoming delinquent, to the proper tax-receiving officers. Shareholders shall duly and timely file all federal, state and local Returns and reports for Target for all taxable periods ending on or prior to the Closing Date, such costs of so doing shall be accrued on the Target Financial Statements, and Buyer shall duly and timely file all Returns and reports for Target for all taxable periods beginning after the Closing Date. Buyer shall duly and timely file all other Returns and reports for the Target for all taxable periods beginning before and ending after the Closing Date. Buyer and Shareholders shall, however, bear the expenses of preparing such Returns in the proportion as the tax liability for such periods relates to their respective period of ownership of the Target. Notwithstanding anything to the contrary set forth above, for each Target Tax Return covering a period ending on or before the Closing Date that is due to be filed after the Closing Date, Buyer shall at Buyer's expense prepare, with the cooperation and assistance of the Shareholders, and sign such Returns and reports for the Target and submit same to Buyer in a timely manner so as to enable Buyer to timely file such Returns and reports with the appropriate taxing authorities. To the extent that the Surviving Corporation shall pay to any shareholders, either the prior Shareholders or otherwise, for any pass through tax liability for any time period prior to closing, any such payments shall only be made as provided in
Section 2.3.5 above.

          5.7 Insurance. The Target shall keep, or cause to be kept, all insurance policies set forth on Target Disclosure Schedule in full force and effect through the close of business on the Closing Date.

          5.8 Resignations. Except to the extent the Buyer directs otherwise, the Target shall cause the resignation of all ofTarget's present directors and officers, as set forth on Schedule 5.8, effective as of the Closing Date, and shall deliver such resignations to Buyer at Closing.

          5.9 Non-compete Agreements. The Target, Shareholders, Royal Thoughts, LLC, and Buyer and the Transitory Subsidiary shall enter into the non-compete and confidentiality agreement with each other (the "Restrictive Covenant Agreements") in form and substance as set forth in Exhibits 5.9.1 and 5.9.2 and the Right of First Refusal Agreement with Royal Thoughts, LLC in form and substance set forth in Exhibit 5.9.3 hereto.

          5.10 Employment and Non-compete Agreements. The Target shall enter into employment, non-compete and confidentiality agreements with the individuals named in Section 5.9 (the "Employment Agreements") in form and substance as set forth in Exhibit 5.10.

          5.11 Third-Party Consents. To the extent that the change of ownership of any Target Shares requires, pursuant to any Target contract, the consent, release or waiver of any third party, the Target shall use all reasonable efforts to obtain such consent, release or waiver. To the extent that the change of ownership of any Buyer Shares requires, pursuant to any Buyer contract, the consent, release or waiver of any third party, the Buyer shall use all reasonable efforts to obtain such consent, release or waiver.

          5.12 [intentionally omitted]

          5.13 [intentionally omitted]

          5.14 Post-Closing Covenants. The parties agree regarding their management and other obligations that shall take place after the Closing as follows, in accordance with the Shareholder and Voting Rights Agreement amongst the parties: The Buyer shall take such action as necessary to permit the individual Target Shareholders to elect amongst themselves a total of two (2) members of the Board of Directors of the Buyer. The remaining shareholders of the Buyer separate and apart from the Target Shareholders shall elect six (6). members of the Board of Directors of the Buyer.

          5.15 Shareholders Agreement. The Target Shareholders, Buyer and Buyer's shareholders shall enter into and sign the Shareholder Rights and Voting Agreement in the form attached hereto on Exhibit 5.15.


                                    ARTICLE 6
                                   CONDITIONS.

          The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in writing, in whole or in part, to the extent permitted by Applicable Law, and further subject to the opportunity to cure, if any, as set forth in Article 8 hereinafter:

          6.1 Governmental and Regulatory Consents. No threat or challenge to the consummation of the transaction shall have been made or, if made, such threat or challenge shall have been resolved in favor of permitting such transaction.

          6.2 Litigation. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) or taken any action and no such action has been filed which prohibits or materially and adversely affects the consummation of the transactions contemplated by this Agreement; provided, however, that the parties invoking this condition shall use commercially reasonable efforts to have any such judgment, decree, injunction or other order or Action vacated or resolved.

          6.3 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligations of the Buyer and the Transitory Subsidiary to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in writing, in whole or part by the Buyer to the extent permitted by applicable law:

                  6.3.1 Each of the representations and warranties of the Target and Shareholders contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date); the Target and

Shareholders shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by the Target and Shareholders at or prior to the Closing Date; and the Target and Shareholders shall have delivered to the Buyer a certificate, dated the Closing Date, on behalf of the Target and Shareholders and executed by each of them, in form and substance reasonably satisfactory to the Buyer, to such effect;

                  6.3.2 All required, material authorizations, consents or approvals of any third party under the Target Contracts or otherwise, and all consents or approvals of any third party reasonably requested by the Buyer, shall have been obtained;

                  6.3.3 The Restrictive Covenant Agreements and Right of First Refusal Agreement as detailed in Sections 5.9.1, 5.9.2, and 5.9.3 shall have been fully executed and delivered to the Buyer;

                  6.3.4 The Employment Agreements as detailed in Section 5.10 shall have been executed and delivered to the Buyer;

                  6.3.5 Approval of the Agreement and transactions contemplated thereby by the Board of Directors and shareholders of the Buyer and Transitory Subsidiary;

                  6.3.6 The Buyer shall have been furnished at the Closing with an opinion of Krass Monroe, P.A., the Target's counsel, dated as of the Closing Date and in form and substance satisfactory to the Buyer as set forth on Exhibit
6.3.6 hereto;

                  6.3.7 All notes and other receivables from or to any Shareholders, employees, or consultants of Target shall have been fully paid and satisfied;

                  6.3.8 The items set forth in Schedule 6.3.8 shall be released or removed from record or satisfactory evidence thereof (as determined in the Buyer's sole discretion) shall have been delivered to the Buyer;

                  6.3.9 Satisfactory evidence of the termination of any profit sharing plans or other qualified retirement plans of the Target shall be delivered to the Buyer, and any and all costs associated therewith shall be paid by Target prior to Closing or by the Shareholders to the extent incurred or to be paid after Closing. Alternatively, Target may provide an effective amendment to Target's plans at no cost to the Surviving Corporation which places Target's plans within the umbrella of Buyer's existing plans and limits all benefits to the extent of the Buyer's plans. Evidence shall consist of appropriate board resolutions from the Target and plan termination documentation;

                  6.3.10 The Buyer and Royal Thoughts, LLC, shall have consummated the transactions contemplated in the Purchase Agreement (attached hereto as Exhibit 6.3.10) related to the purchase by the Buyer of an interest of five and twenty five thousandths percent (5.025%) of all the authorized, issued and outstanding membership interests in Royal Thoughts, LLC for a purchase price of One Million Six Hundred Seventy Five Thousand and No/100 Dollars ($1,675,000.00). At Closing, the Royal Thoughts Note of $675,000.00 due Target shall not have an amount due thereon in excess of Six Hundred Seventy Five Thousand and No/100 Dollars

($675,000.00);

                  6.3.11 There shall be a Minimum Monthly Collected Recurring Revenue of Three Hundred Fifty Five Thousand and No/100 Dollars ($355,000.00) from the monitoring contracts of the Target at the time of Closing, which shall have been verified by the Buyer prior to Closing as to the past six (6) months of average monthly collected revenues;

                  6.3.12 The Target shall have good and valid title, subject to no liens and encumbrances other than Permitted Encumbrances (as that term is herein defined), to accounts covering subscribers representing not less than seventy five thousand (75,000) monitored security systems;

                  6.3.13 As of the Closing Date, the Target shall have no encumbrances other than: (i) the McGinn Smith financing described in Section
3.26 above; (ii) ordinary and usual trade payables and accruals of the Target disclosed to the Buyer in the Target Disclosure Schedule; (iii) indebtedness to any third parties (other than those set forth in (i) and (ii) above) disclosed to the Buyer in the Target Disclosure Schedule and (iv) Permitted Liens. Excluding the McGinn Smith financing described in Section 3.26 above, the Target shall have total indebtedness of any and all kinds to any third parties which shall total not more than Eight Hundred Thousand and no/100 Dollars ($800,000.00) (the amount of "Permitted Encumbrances");

                  6.3.14 As of the Closing Date, there shall not have been since June 30, 2001 any material adverse change in the Target's Business, the Target's assets or the Target's contracts, whether or not covered by insurance;

                  6.3.15 As of the Closing, no action or proceeding before any court or Governmental Body or agency shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful any of such transactions, cause any of such transactions to be rescinded, or adversely affect the Target's assets, the locations where the Target's business is operated, any of the Target contracts or the Buyer's or the Surviving Corporation's use or enjoyment thereof, except Actions and litigation set forth on the Target Disclosure Schedule;

                  6.3.16 At the Closing, the Buyer shall have received a certificate, executed by the Target and Shareholders, confirming that the conditions herein have been met;

                  63.17 At the Closing, the Buyer shall have received from the Target a certificate, executed by the Target, certifying to its respective (i) articles of incorporation, (ii) by-laws, and (iii) the resolutions adopted by its Board of Directors and stockholders related to this Agreement on the transactions contemplated hereby;

                  6.3.18 At the Closing, the Target shall have delivered to the Buyer or the Transitory Subsidiary, as applicable:

                    (i) Instruments of sale, transfer, issuance, assignment, conveyance and delivery relating to the Target's assets and liabilities and the cancellation of all of the outstanding Target Shares (it being agreed by Target and Shareholders that in the event any of the assets is in any location other than a location where the Target is operating its business, the Target shall cause delivery of physical possession thereof at a location designated by the Buyer for such purpose);

                    (ii) The releases of all liens held by any Target Shareholder on the assets of the Target;

                    (iii) The release of all liens on the Target's assets and other property sold hereunder and evidence of the absence of any liens on the same other than Permitted Encumbrances;

                    (iv) Evidence of all proceedings taken by the Target, its Shareholders, directors and officers, in connection with the consummation of the Closing;

                    (v) An estoppel statement dated not more than five (5) days before the Closing signed by each landlord under each Lease confirming among other things that the Lease of the Target is in full force and effect, that the Target is not in default thereunder as of the date of the certificate, the date through which base rent and common area charges or other additional rent has been paid, the amount of any security deposit of the Target held by the landlord, and that the rent, term and other economic terms of the Lease are as represented by Target and Shareholders;

                    (vi) A schedule of the Target's Accounts Receivable and, with respect to each such receivable, the amount thereof (the "Accounts Receivable Schedule");

                    (vii) A certificate executed by the Target and Shareholders confirming that no casualty, loss or damage has occurred to the Target's assets since the date of this Agreement; and

                    (viii) A certificate executed by the Target and Shareholders containing the information required to be set forth in any section of the Target Disclosure Schedule as though the Closing Date were substituted for the date of this Agreement;

                    6.3.19 All Target Shareholders shall have executed the Shareholders Agreement in the form on Exhibit 5.15 hereto;

                    6.3.20 There shall not have occurred an Event of Default or an Incipient Event of Default in regard to any of the Target or Shareholders or their respective obligations under this Agreement or any other Contract or commitment by any of them;

                    6.3.21 All deliveries required of the Target above in connection with the consummation of the Closing and all certificates, instruments, documents and evidence is delivered to the Buyer in such connection shall be satisfactory in form and substance to the Buyer acting in a commercially reasonable manner; and

                    6.3.22 Target shall have provided all materials to be included within the Target Disclosure Schedule and updated the same until the Closing.

          6.4 Conditions to Obligations of the Target. The obligation of the Target to consununate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, any or all of which may be waived, in writing, in whole or in part by the Target to the extent permitted by Applicable Law:

                    6.4.1 Each of the representations and warranties of either the Buyer or the Transitory Subsidiary in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date (except to the extent they relate to a particular date); each the Buyer and the Transitory Subsidiary shall have performed or complied in all respects with all agreements and covenants required by this Agreement to be performed or complied with by the Buyer and the Transitory Subsidiary at or prior to the Closing Date; and the Buyer and the Transitory Subsidiary shall have delivered, to the Target a certificate, dated the Closing Date, on behalf of the Buyer and the Transitory Subsidiary by a vice president of the Buyer and the Transitory Subsidiary, in form and substance reasonably satisfactory to the Target, to such effect;

                    6.4.2 As of the Closing, no action or proceeding before any court or Government Body or agency shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful any of such transactions, or cause any of such transactions to be rescinded or adversely affect any of the Buyer's assets, the locations where the Buyer' business is operated;

                    6.4.3 At the Closing, the Target shall have received from the Buyer and the Transitory Subsidiary a certificate, executed by each of the Buyer and the Transitory Subsidiary, confirming that the conditions herein have been met;

                    6.4.4 All proceedings taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the Closing, and also the instruments, documents and evidence as delivered to the Target in such connection shall be satisfactory in form and substance to the Target acting in a commercially reasonable manner;

                    6.4.5 The Buyer shall have paid the Merger Consideration at the Closing;

                    6.4.6 The Target shall have been furnished at the Closing with an opinion of Shapiro and Croland, Esqs., attorneys for the Buyer and the Transitory Subsidiary, dated as of the Closing Date;

                    6.4.7 The Restrictive Covenant Agreements and Right of First Refusal Agreement as set forth in Exhibit 5.9 shall have been fully executed and delivered to the Target;

                    6.4.8 Approval of the Agreement and transactions contemplated thereby by the Shareholders and Board of Directors of the Target;

                    6.4.9 Buyer and the Buyer Shareholders shall have executed the Shareholders Agreement in the form on Exhibit 5.15 hereto;

                    6.4.10 The Buyer and Royal Thoughts, LLC, shall have consummated the transactions contemplated in the Purchase Agreement (attached hereto as Exhibit 6.3.10) related to the purchase by the Buyer of an interest of five and twenty five thousandths percent (5.025%) of all the authorized, issued and outstanding membership interests in Royal Thoughts, LLC for a purchase price of One Million Six Hundred Seventy Five Thousand and No/100 Dollars ($1,675,000.00);

                    6.4.11 As of the Closing Date, there shall not have been since June 30, 2001 any material adverse change in the Buyer's or Transitory Subsidiary's business, the Buyer's or Transitory Subsidiary's assets or the Buyer's or Transitory Subsidiary's Contracts, whether or not covered by insurance;

                    6.4.12 At the Closing, the Target shall have received from the Buyer and Transitory Subsidiary, a certificate, executed by the Buyer and Transitory Subsidiary, certifying to its respective (i) articles of incorporation, (ii) by-laws, and (iii) the resolutions adopted by their respective Boards of Directors and stockholders related to this Agreement on the transactions contemplated hereby;

                    6.4.13 All deliveries required of the Buyer and Transitory Subsidiary above in connection with the consummation of the Closing and all certificates, instruments, documents and evidence is delivered to the Target in such connection shall be satisfactory in form and substance to the Target acting in a commercially reasonable manner;

                    6.4.14 There shall be a Minimum Monthly Collected Recurring Revenue of Two Million and No/l00 Dollars ($2,000,000.00) from the monitoring contracts of the Buyer and affiliated entities at the time of Closing, which shall have been verified by Target prior to Closing; and

                    6.4.15 Buyer shall have provided all materials to be included within the Buyer Disclosure Schedule and updated the same until the Closing herein.

                    6.4.16 Buyer shall have provided due diligence and financial materials for the Finance Companies so that the Target Shareholders can reasonably determine the value of the Finance Companies.


                                    ARTICLE 7
                               CLOSING DELIVERIES.

          7.1 Deliveries by the Target. On the Closing Date, the Target shall deliver or cause to be delivered to the Buyer (unless previously delivered) the following:

                    7.1.1 One or more stock certificates representing all of the Target Shares endorsed for cancellation by Target;

                    7.1.2 All certificates referenced in Section 6.3 hereof;

                    7.1.3 Copies of the articles of incorporation, and all amendments thereto, and the bylaws, and all amendments thereto, of the Target certified, in the case of the articles of incorporation as of the most recent practicable date by the appropriate state official, and in the case of the bylaws, as of the Closing Date by the corporate secretary of the Target;

                    7.1.4 All minute books, stock transfer books, stock certificate books, and corporate certificates, and all corporate seals and financial and accounting books and records of the Target;

                    7.1.5 A certificate of good standing for the Target certified as of a recent date by the appropriate state official;

                    7.1.6 The Restrictive Covenant Agreements and Right of First Refusal Agreement described in Section 5.9 signed by the Target, Shareholders, and Royal Thoughts, LLC, as applicable;

                    7.1.7 The Employment Agreements signed by the employees and the Target;

                    7.1.8 The Shareholders Rights and Voting Agreement signed by all of the Target Shareholders;

                    7.1.9 The opinion of counsel to the Target referred to in
Section 6.3 hereof;

                    7.1.10 The estoppel statements signed by each landlord per
Section 6.3.18(v) hereof;

                    7.1.11 Except to the extent the Buyer directs otherwise or as contemplated by this Agreement, the Target shall cause the resignation, termination or other removal of the Target's present directors and officers, effective as of the Closing Date;

                    7.1.12 Evidence that the prior Shareholders' Agreement, if any, between the Target and Shareholders has been terminated and that the Memorandum of Understanding with Duane Plowman dated on or about July 29, 1999, has been terminated without any further payment by Target except as to a continuing payment of Five Hundred and No/100 Dollars ($500.00) per month to Plowman. In consideration of this obligation to Plowman, Buyer shall have the right to enter into a similar agreement with one or more of its employees or shareholders for a total benefit of up to Two Thousand Eight Hundred Thirty Dollars ($2,830.00) per month, which right shall survive the closing and termination of this Agreement;

                   7.1.13 The Board resolutions referred to in Section 6.3, including a certified copy of the Target's Board of Directors resolution authorizing this transaction;

                    7.1.14 Evidence of the termination of any profit sharing plans, employee benefit and other qualified retirement plans of the Target;

                    7.1.15 The originals of Leases, together with duly executed consents of the landlord or sub-landlord, if required, in form and substance reasonably acceptable to Buyer;

                    7.1.16 [intentionally omitted];

                    7.1.17 A certificate of incumbency of Target certified by its secretary or assistant secretary, which shall identify by name, title and signature the officer(s) and directors of the Target authorized to execute this Agreement and all related documents; and

                    7.1.18 All other documents, instruments or writings reasonably required to be delivered by the Target at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith, including, without limitation, the resignations referred to in Section 6 hereof

         7.2 Deliveries by the Buyer. At the Closing, the Buyer will deliver or cause to be delivered to the Target (unless previously delivered) the following:

                    7.2.1 The cash portion of the Merger Consideration via wire transfer;

                    7.2.2 Shares of common stock of the Buyer, representing fifteen percent (15%) of its issued and outstanding stock (a total of 35.29 shares), in the names of the Target Shareholders, apportioned amongst them as set forth on Schedule 7.2.2 attached hereto;

                    7.2.3 The officer's certificate referred to in Section 6.4.3 hereof;

                    7.2.4 Copies of the articles of incorporation, and all amendments thereto, and the bylaws, and all amendments thereto, of the Buyer and the Transitory Subsidiary certified, in the case of the articles of incorporation as of the most recent practicable date by the appropriate state official, and in the case of the bylaws, as of the Closing Date by the corporate secretary of each the Buyer and the Transitory Subsidiary;

                    7.2.5 A cerlificate of good standing for each of the Buyer and the Transitory Subsidiary, certified as of a recent date by the appropriate state official;

                    7.2.6 A certificate of incumbency of the each of the Buyer and the Transitory Subsidiary certified by the secretary or assistant secretary of each, which shall identify by name, title and signature the officer(s) of each the Buyer and the Transitory Subsidiary authorized to execute this Agreement and all related documents;

                    7.2.7 A certified copy of the Board of Directors resolution of each of the Buyer and the Transitory Subsidiary authorizing this transaction;

                    7.2.8 The Shareholders Rights and Voting Agreement signed by Buyer and its shareholders;

                    7.2.9 The opinion of the counsel of the Buyer and the Transitory Subsidiary referred to in Section 6.4 hereof;

                    7.2.10 The Restrictive Covenant Agreements and Right of First Refusal Agreement described in Section 5.9 signed by the Buyer and Transitory Subsidiary, as applicable; and

                    7.2.11 All other documents, instruments or writings reasonably required to be delivered by each the Buyer and the Transitory Subsidiary at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.



                                    ARTICLE 8
                                  TERMINATION.

          8.1 Termination by Mutual Consent. This Agreement may be terminated and the transaction may be abandoned at any time prior to the Closing Date, by the mutual written consent of the Buyer, the Transitory Subsidiary and the Target.

          8.2 Termination by Either the Buyer or the Target. This Agreement may be terminated by action of either the Buyer, the Transitory Subsidiary or the Target if any court of competent jurisdiction in the United States or some other Governmental Body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transaction.

          8.3 Termination by the Buyer and the Transitory Subsidiary. This Agreement may be terminated at any time prior to the Closing Date by action of the Board of Directors (or a duly authorized committee thereof) of the Buyer and the Transitory Subsidiary, if (i) a condition to the performance of the Buyer or Transitory Subsidiary under Section 6.3 hereof shall not be fulfilled on or before the time specified for the fulfillment thereof despite diligent efforts to do so and which failure, breach of default has not been cured within five (5) Business Days following receipt by the Target of notice of such failure, (ii) a failure, breach or default, in any material respect, of any representation, warranty or covenant of the Target or Shareholders shall occur hereunder, which failure, breach or default has not been cured within five (5) Business Days following receipt by the Target of notice of such failure, or (iii) at any time if all of the conditions precedent to its obligation to effect the transaction shall not have been fulfilled to the satisfaction of Buyer or Transitory Subsidiary acting in a commercially reasonable manner, other than by reason of the failure of the Buyer and the Transitory Subsidiary in good faith to reach agreement on such subject matter.

           8.4 Termination by the Target. This Agreement may be terminated at any time prior to the Closing Date by action of the Target, if (i) a condition to the performance of the Target under Section 6.4 hereof shall not be fulfilled on or before the time specified for the fulfillment thereof despite diligent efforts to do so and which failure, breach of default has not been cured within five (5) Business Days following receipt by the Buyer of notice of such failure,
(ii) a failure, breach or default, in any material respect, of any representation, warranty or covenant of the Buyer or the Transitory Subsidiary shall occur hereunder, which failure, breach or default has not been cured within five (5) Business Days following receipt by the Buyer of notice of such failure, or (iii) at any time if all of the conditions precedent to its obligation to effect the transaction shall not have been fulfilled to the satisfaction of Target acting in a commercially reasonable manner, other than by reason of the failure of the Target in good faith to reach agreement on such subject matter.

          8.5 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article 8, this Agreement, except for this
Article 8, shall no longer be of any force or affect and there shall be no liability on the part of any party or its respective directors, officers or shareholders, except in the case of termination pursuant to Section 8.3 or
Section 8.4 hereof; other than Sections 8.3(iii) and 8.4(iii) herein, because of a failure, default or breach of the other party, in which event the aggrieved party or parties, in addition to any and all other rights, remedies and damages available at law or equity, may recover from the defaulting party the amount of expenses and damages incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 10.1 of this Agreement.


                                    ARTICLE 9
                                INDEMNIFICATION.

          9.1 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing and shall remain effective after the Closing Date for a period of three (3) years, regardless of any investigation or inquiry by Buyer, Target or the Shareholders at any time; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.14, 4, and 3.21 shall survive the Closing Date without limitation, and all fraudulent representations and warranties shall survive the Closing Date without limitation; and all representations, warranties and covenants relating to Taxes, or compliance with Laws, shall survive for the applicable statutes of limitations, including any extensions thereof.

          9.2 Indemnification by the Shareholders. Subject to the limitations set forth in this Article 9 and excepting the matters disclosed on the Target Disclosure Schedule, each of the Shareholders shall individually, jointly and severally indemnify and hold harmless the Surviving Corporation and Buyer, their respective affiliates and each of their respective officers, directors, employees, and agents for, from and against any loss, liability, claim (whether or not involving a third party claim), damage (including punitive, consequential, or treble damages), or expense (including reasonable legal fees and expenses), and expenses and costs of investigation, obligations, liens, assessments, judgments and fines, including, without limitation, any of the foregoing arising out of personal or bodily injury to, or damages to the property, business or assets of, Buyer, the Surviving Corporation, or any third party (the foregoing being collectively referred to herein as a "Loss" or "Losses"), suffered or incurred by any such Indemnified Party to the extent arising, directly or indirectly, from or in connection with:

                    9.2.1 Any breach of any representation or warranty or covenant of Target or any Shareholders or any of them contained in this Agreement, including all schedules and exhibits and all related agreements executed in connection with the Closing;

                    9.2.2 Any breach of any covenant of Target or any Shareholders or any of them contained in this Agreement requiring performance after the Closing Date, including without limitation, Tax indemnification provided in Section 5.6;

                    9.2.3 Whether or not disclosed or required to be disclosed on any Schedule to this Agreement, any environmental liabilities, including, but not limited to, any remediation expenses as provided in Section 3.16 or Section 5.5.

                    9.2.4 Criminal misconduct by any of Target or any of the Shareholders, whether or not disclosed to Buyer on the Schedules hereto or otherwise and which occurred prior to the Closing Date;

                    9.2.5 Except to the extent adequately provided for in the Target Financial Statements, any claim arising out of or by virtue of or based upon any breach or failure by Target to have performed any obligation or satisfied any liability under any contract or agreement to the extent required to be performed or satisfied at or prior to the Closing Date, exclusive of the Actions detailed in the Target Disclosure Sehedule herein; and

                    9.2.6 Except to the extent adequately provided for in the Target Financial Statements, any claims arising out of or by virtue of or based upon any Actions or Orders against Target or any Shareholders or any of their respective properties, assets, operations, or businesses to the extent arising out of or in connection with the acts or omissions (whether voluntary or involuntary) of Target or any of the Shareholders prior to the Closing Date, exclusive of the Actions detailed in the Target Disclosure Schedule herein.

          9.3 Indemnification by the Buyer and the Transitory Subsidiary. Subject to the limitations set forth in this Article 9 and excepting the matters disclosed on the Buyer Disclosure Schedule, the Buyer shall indemnify and hold harmless the Target, the Target Shareholders, their affiliates and each of its respective officers, directors, employees, and agents for, from and against any loss, liability, claim (whether or not involving a third party claim), damage (including punitive, consequential, or treble damages), or expense (including reasonable legal fees and expenses), and expenses and costs of investigation, obligations, liens, assessments, judgments and fines, including, without limitation, any of the foregoing arising out of personal or bodily injury to, or damages to the property of; any third party (the foregoing being collectively referred to herein as a "Loss" or "Losses"), suffered or incurred by any such Indemnified Party to the extent arising, directly or indirectly, from or in connection with:

                    9.3.1 Any breach of any representation or warranty or covenant of the Buyer and the Transitory Subsidiary contained in this Agreement, including all schedules and exhibits and all related agreements executed in connection with the Closing;

                    9.3.2 Any breach of any covenant of the Buyer contained in this Agreement requiring performance after the Closing Date.

                    9.3.3 Criminal misconduct by any of Buyer or Transitory Subsidiary, whether or not disclosed to Buyer on the Schedules hereto or otherwise and which occurred prior to the Closing Date;

                    9.3.4 Except to the extent adequately provided for in the Buyer and Transitory Subsidiary Financial Statements, any claim arising out of or by virtue of or based upon any breach of failure by the Buyer and the Transitory Subsidiary to have performed any obligation or satisfied any liability under any contract or agreement to the extent required to be performed or satisfied at or prior to the Closing Date, exclusive of the Actions detailed in the Buyer Disclosure Schedule herein; and

                    9.3.5 Except to the extent provided for in the Buyer and Transitory Subsidiary Financial Statements, any claims, known or unknown, arising out of or by virtue of or based upon any Actions or Orders against the Buyer or the Transitory Subsidiary, their properties, assets, operations or business to the extent arising out of or in connection with the acts or omissions (whether voluntary or involuntary) of the Buyer or the Transitory Subsidiary prior to the Closing Date, exclusive of the Actions detailed in the Buyer Disclosure Schedule herein.

          9.4 Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto shall not terminate with respect to any item as to which the Person to be indemnified or the related party hereto shall have, before the expiration of the applicable period in which a claim for indemnification under Article 9 can be made (which other than representations and warranties shall not exceed the applicable statute of limitations for bringing such underlying claim), previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party.

          9.5 Procedures Relating to Indemnification.

                    9.5.1 In order for a party (the "Indemnified Party") to be entitled to any indemnification, defense or hold harmless provided for under this Section 9 in respect of, arising out or involving a claim or demand made by any persons, firm, governmental authority, corporation or other claimant against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the other party (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim within 30 calendar days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses or Losses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

                    9.5.2 If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party be entitled to, and so elect to, assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party is entitled to assume and does assume such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense but the fees and expenses of such counsel shall be the expense of such Indemnified Party unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against any Indemnified Party, or (iii) such Indemnified Party shall have been advised by its counsel that there may be one or more legal defenses reasonably available to it which are different from or additional to those available to the Indemnifying Party. In any such case as provided in (i), (ii) or (iii) above, the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party. If the Indemnifying Party is entitled to, and chooses to, defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and, upon the Indemnifying Party's request, the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any action or Third Party Claim if the effect thereof is to admit any criminal liability by, or to permit any injunctive relief or other order providing non-monetary relief to be entered against, the Indenmified Party.

                    9.5.3 Upon receipt of notice of any claim of indemnity hereunder, the Indemnifying Party shall, within thirty (30) days after such receipt, notify the Indemnified Party that such Indemnifying Party either (i) acknowledges and accepts its obligation and agrees to accept liability for any losses resulting from such claim or (ii) disputes such claim. Failure to give such notice will be deemed to constitute acknowledgment and acceptance by the Indemnifying Party.

          9.6 Payment of Indemnity Payments. In the event that any payment is due to an Indemnified Party, such payment shall be made to such Indemnified Party within ten (10) days of such payment becoming due, and any payment that is made after such tenth (10th) day shall bear interest from (and including) the date due to (but excluding) the date of payment, at a rate equal to five percent (5%) above Prime in effect on the date such payment became due, but in no event to exceed the maximum contract rate permitted under applicable usury laws; provided, however, no payment shall be due so long as it is the subject of any bona fide, reasonable contest by the Indemnifying Party. Any amounts due for indemnity hereunder may be offset and satisfied in whole or in part by payment from any monies to be paid to that indemnifying party from the indemnified party herein.

          9.7 Limitation on Indemnity Obligations. The parties' indemnity obligations shall be limited as follows:

                    9.7.1 A party's obligation to indemnify, defend and hold harmless hereunder shall be applicable only to the extent that the aggregate amount of any such individual claim or

Loss for which indemnity shall apply exceeds Ten Thousand and No/l00 Dollars ($10,000.00) (it being understood that any and all "materiality" and "knowledge" qualifications for purposes of determining whether a liability exceeds Ten Thousand and No/100 Dollars ($10,000.00) shall be disregarded in making a determination of any threshold amount for Loss or Losses); provided, however, that such $10,000.00 threshold shall not be applicable (i) with respect to Taxes, (ii) with respect to any claims under Section 3.16, and (iii) with respect to any and all claims and Losses once an aggregate of Fifty Thousand and No/l00 Dollars ($50,000.00) in total claims and Losses of any and all kinds, without regard to any thresholds, is exceeded (it being understood that any and all "materiality" and "knowledge" qualifications for purposes of determining whether liabilities exceed Fifty Thousand and No/100 Dollars ($50,000.00) shall be disregarded in making a determination of the aggregate amount for a Loss or Losses). By way of further illustration, knowledge and materiality limitations contained in any particular representations shall not be considered in determining whether a claim exceeds the $10,000.00 threshold or in reaching the $50,000.00 aggregate, however, knowledge and materiality are still to be considered when contained in a representation and therefore in determining whether a breach of that representation has occurred and the party's liability for a breach. For example purposes, if claims qualified by knowledge total
Forty Nine Thousand and No/100 Dollars ($49,000.00), none of which would constitute a breach of this Agreement, along with separate claims of Two Thousand and No/100 Dollars ($2,000.00) that do constitute a breach of the Agreement, then the total claims would be Fifty One Thousand and No/100 Dollars ($51,000.00), for which only One Thousand and No/l 00 Dollars ($1,000.00) would be recoverable from the Target Shareholders. However, under this example, any further claims under the Agreement shall be paid by the Target Shareholders without regard to any threshold as to an individual claim or in the aggregate.

                   9.7.2 The obligations of Buyer and Transitory Subsidiary or Surviving Corporation at any given time to indemnify the Target Shareholders (and the amounts applicable to the thresholds in Section 9.7.1 above) hereunder shall be limited to the actual percentage of stock ownership which those Target Shareholders own in Buyer at the time that any such claim or Loss is presented. This percentage of ownership shall be applied to any indemnification claim or Loss and thereby limit the indemnity due the Target Shareholders by Buyer by that percentage being multiplied by the claim of Loss.

                   9.7.3 Subject to the provisions of Section 9.7.4 and Section
9.7.5 of this Agreement, the total of the obligations of either side of this transaction, the Buyer and Transitory Subsidiary on the one hand and the Target and Target Shareholders on the other hand, for indemnification herein, and for other causes of action hereunder exclusive of fraud or intentional concealment, shall be limited to the total sum of Eleven Million Seven Hundred Thousand and No/l00 Dollars ($11,700,000.00). The payment of any claim for indemnification may be made through the delivery of (i) cash; (ii) Buyer Stock or IPO Shares (as the case may be); or (iii) some combination of (i) and (ii). Selection of the form of payment shall be made, in the sole and absolute discretion, of the party(s) against whom an indemnity claim is asserted.

                   9.7.4 Subject to the aforementioned limits, the total of the obligations of the Target Shareholders for indemnification hereunder, and for other causes of action hereunder exclusive of fraud or intentional concealment, shall be limited to the total Merger Consideration actually received by Target Shareholders, namely: (i) One Million and No/100 Dollars ($1,000,000.00) plus
(ii) the Value of all shares of Buyer Stock transferred pursuant to this transaction, valued for this purpose at Nine Million Seven Hundred Thousand and No/100 Dollars ($9,700,000.00) or Two Hundred Seventy Five Thousand and No/100 Dollars ($275,000.00) per share of Buyer transferred at Closing. The Merger Consideration shall include, in the event of an IPO, but not be limited to: (i) those IPO Shares that are actually received by the Target Shareholders at the time of the IPO pursuant to Section 2.3.6 hereof and (ii) those warrants that are actually issued by IAS Holdings and received by the Target Shareholders pursuant to Schedule 2.3.6 hereof. On or after an IPO, the value attributable to shares to be returned to satisfy an indemnity obligation hereunder shall be the price for the original shares transferred at Closing, valued as set forth above in this Section 9.7.4, but converted into the number of shares then held in the public company. In that event, any warrants held shall be transferred pro rata with the shares held by such shareholder.

          In addition, the Target Shareholders who own any interest in Royal Thoughts, LLC, hereby commit to satisfy any indemnity obligations hereunder up to an additional total of One Million and No/100 Dollars ($1,000,000.00) in value of their membership interests in Royal Thoughts, LLC as further assets backing up their indemnity obligations. These Target Shareholders (Curtis E. Quady, Raymond J. Menard, David L. Speed, Lisa M.Fischer, Jill C. Quady, and Duane J. Plowman) represent that they own all of the outstanding membership interests in Royal Thoughts, LLC exclusive of the membership interests being sold and transferred to Buyer, and they further covenant and agree that none of them shall sell, pledge or encumber all or any part of those membership interests during the period of indemnity hereunder.

                    9.7.5 Subject to the aforementioned limits, the total of the obligations of the Buyer and Surviving Corporation for indemnification herein, and for other causes of action hereunder exclusive of fraud or intentional concealment, shall be limited to the total actual Merger Consideration paid herein, as valued hereinabove for the Target Shareholders, namely the payment by way of cash or shares in the same amounts and same allocation as permitted to the Target Shareholders hereinabove. Any payment by way of shares of Buyer shall be valued in the same manner as for the Target Shareholders above.

                    9.7.6. If to satisfy indemnity claims of Buyer hereunder, the Target Shareholders (i) shall have repaid to Buyer all of the Merger Consideration as described herein (One Million and No/100 Dollars ($1,000,000.00) plus all the shares in Buyer transferred pursuant to this transaction (or if later sold, transferred, or otherwise unavailable to be returned or sold to satisfy indemnity claims, then the fair market value thereof)) and (ii) shall have also transferred One Million and No/100 Dollars ($1,000,000.00) in value of their membership interests in Royal Thoughts, LLC to Buyer as required above in order to satisfy their obligations to indemnify Buyer hereunder, then and upon all of those events, the Target Shareholders may compete against the Buyer and its subsidiaries in the business of monitoring of security systems but not in any manner which would otherwise conflict with the restrictions in the Restrictive Covenants executed herewith (Exhibits 5.9.1 and 5.9.2).

          9.8 Fraud. None of the limitations in this Article 9 shall apply to any matter giving rise to a claim which, or the delay in discovery of which, is the consequence of fraud or intentional concealment by the Target, any of the Shareholders, the Buyer or the Transitory Subsidiary, or any of them.

          9.9 Continuation of Indemnities; No Circular Indemnities. The right to indemnification, if any, from Buyer or Surviving Corporation of any current or former officer or director of Target pursuant to the Certificates of Incorporation of Target or under any Applicable Law, shall survive the Closing Date; provided, however, that subject to Applicable Law no indemnification shall be available to any officer or director for any claim or matter if, with regard to the subject matter thereof, the Surviving Corporation or Buyer prevails upon a claim (at law or in equity) against that officer or director. For purposes of the foregoing, Surviving Corporation or Buyer, as the case may be, shall be considered to have "prevailed upon a claim" only if: (a) a final order resolving such claim in favor of Surviving Corporation or Buyer, as the case may be, shall be issued by a court, administrative body or other tribunal of competent jurisdiction, unless such final order is subsequently overturned on appeal; or
(b) the subject officer or director enters into an agreement with Surviving Corporation or Buyer, as the case may be, for the purpose of resolving such claim and therein agrees that Surviving Corporation or Buyer, as the case may be, has prevailed upon such claim for purposes of this Section 9.9.


                                   ARTICLE 10
                            MISCELLANEOUS AND GENERAL

          10.1 Payment of Expenses. Except as otherwise provided herein, whether or not the transaction shall be consummated, each party hereto shall pay their own expenses incident to preparing for, entering into, and carrying out this Agreement and the consummation of the transactions contemplated hereby.

          10.2 Modification or Amendment. At any time prior to the Closing Date, the Parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties.

          10.3 Waiver of Conditions. The conditions to each of the Parties' obligations to consummate the transaction are for the sole benefit of such Party and may be waived, in writing, by such Party in whole or in part to the extent permitted by applicable law.

          10.4 Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. Further, this document may be executed by facsimile signatures, which shall be deemed original signatures for purposes of this Agreement. This Agreement shall be effective and binding upon all parties hereto as of the date when all parties have executed a counterpart of this Agreement.

          10.5 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New Jersey, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          10.6 Notices. Any notice, request, instruction or other document to be given hereunder by any Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:


If to The Target,                                   With a copy to:

      Criticom International Corporation                  Krass Monroe, P.A.
      1301 East 79th Street                               Suite 1100, Southpoint Office Center
      Minneapolis, MM 55425                               1650 West 82nd Street
                                                          Minneapolis, MN 55431-1447
                                                          ATTN: John Berg, Esq.
                                                          Facsimile: (952) 885-5969

If to the Buyer or the Transitory Subsidiary:       With a copy to:

      KC Acquisition Corp.                                Shapiro & Croland
      P.O. Box 1943                                       Continental Plaza II
      South Hackensack, N.J. 07606-0543                   411 Hackensack Avenue
                                                          Hackensack, New Jersey 07601
                                                          Attn: Bruce Ackerman, Esq.
                                                          Facsimile: (201) 488-9481


or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          10.7 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, provided that the Buyer may assign its rights and obligations to any wholly owned subsidiary of the Buyer, in whole or in part, but no such assignment shall relieve the Buyer of its obligations hereunder if such assignee does not perform such obligations.

          10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective heirs, administrators, successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          10.9 Obligation of Shareholders. Whenever this Agreement requires Target to take any action under this Agreement, such requirement shall be deemed to include an undertaking on the part of Shareholders to cause Target to take such action and for Shareholders to meet all such obligations.

          10.10 Remedies for Breach. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          10.11 Captions. The article, section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          10.12 Further Assurances. From time to time, at the request of either Party hereto and without further consideration, the other Party or Parties will execute and deliver to such requesting Party such documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

          10.13 Dispute Resolution.

                    10.13.1 Any dispute arising under or relating to this Agreement, including, without limitation, any dispute with respect to any indemnification claim, unless otherwise resolved, will be settled in accordance with the dispute resolution procedures set forth on Schedule 10.13 hereto.

                    10.13.2 The Parties hereto agree that the circumstance in which disputes between them will not be subject to the provisions of this
Section is where (i) there is an alleged breach of any provision of this Agreement relating to Target Intellectual Property Rights or confidentiality or nondisclosure, or (ii) a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that irreparable harm to such Party may result from the breach such that equitable or other relief in the form of a temporary restraining order or other immediate injunctive relief is the only adequate remedy. The question of damages, if any, incurred by such party as a result, of such breach will be resolved pursuant to the dispute resolution procedures set forth in Schedule 10.12 hereto.

          10.14 Schedules and Exhibits. All Schedules and Exhibits to the Agreement are incorporated by reference and made a part of this Agreement.

          10.15 Advice of Counsel. Each Party represents and warrants that in executing this Agreement:

                    10.15.1 Such Party has had the opportunity to obtain independent accounting, financial, investment, legal, tax and other appropriate advice;

                    10.15.2 The terms of the Agreement have been carefully read by such Party and its consequences explained to such Party by his, her or its independent advisors;

                    10.15.3 Such Party fully understands the terms and consequences of this Agreement;

                    10.15.4 Such Party has not relied on any inducements, promises or representations made by the other Party (except those expressly set forth herein) or the accountants, attorneys or other agents representing or serving the other Party;

                    10.15.5 Such Party has made its own independent determinations as to the tax effect upon such Party without reliance upon any other party to any extent; and

                    10.15.6 Such Party's execution of this Agreement is free and voluntary.

          10.16 Representation of the Target. The Target agrees that Curt Quady shall have the authority on behalf of the Target and the Shareholders to accept and give notices hereunder and act on behalf of the Target and Shareholders in respect of all matters or actions required of the Target or Shareholders after the Closing hereof.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

THE BUYER:                                     THE TRANSITORY SUBS1DIARY:
KC ACQUISITION CORPORATION,                    CRITICOM IDC CORP.,
a New Jersey corporation                       a New Jersey corporation


By: _____________________________              By: ____________________________
Name: ___________________________              Name: __________________________
Title: __________________________              Title: _________________________




THE TARGET:
CRITICOM INTERNATIONAL
CORPORATION,
a Minnesota corporation


By: /s/ Curtis E. Quady
    -----------------------------
Name: Curtis E. Quady
      ---------------------------
Title: President
       --------------------------

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto and shall be effective as of the date first hereinabove written.

THE BUYER:                                       THE TRANSITORY SUBSIDIARY:
KC ACQUISITION CORPORATION,                      CRITICOM IDC CORP.,
a New Jersey corporation                         a New Jersey corporation


By /s/ Thomas J. Few                             /s/ Thomas J. Few
   ------------------------------                -----------------------------
Name: Thomas J. Few                              a New Jersey corporation
Title: President


                                                 By: _______________
                                                 Name: Thomas J. Few
                                                       ------------------------
THE TARGET:                                      Title: President
CRITICOM INTERNATIONAL                                  -----------------------
CORPORATION,
a Minnesota corporation


By: ___________________________
Name: _________________________
Title: ________________________



SELLING SHAREHOLDERS:


-------------------------------
Curtis E. Quady


-------------------------------
Duane J. Plowman


-------------------------------
Bonnie J. Plowman


-------------------------------
Jill C. Quady


-------------------------------
Lisa M. Fischer

SELLING SHAREHOLDERS:


/s/ Curtis E. Quady
--------------------------------
Curtis E. Quady


/s/ Duane J. Plowman
--------------------------------
Duane J. Plowman


/s/ Bonnie J. Plowman
--------------------------------
Bonnie J. Plowman


/s/ Jill C. Quady
--------------------------------
Jill C. Quady by Curtis E., Quady, power of attorney


/s/ Lisa M. Fischer
--------------------------------
Lisa M. Fischer by Curtis E. Quady, power of attorney


/s/ David L. Speed
--------------------------------
David L. Speed


/s/ Vincent M. Erickson
--------------------------------
Vincent M. Erickson


/s/ Raymond J. Menard
--------------------------------
Raymond J. Menard

                                  SCHEDULE 1.1

                                   DEFINITIONS

The following terms have the meanings assigned to them in this Schedule 1 when used in this Agreement or in any Exhibit or Schedule hereto, unless the context otherwise requires:

Accounts Receivable Schedule has the meaning set forth in Section 6.3.18(vi) of this Agreement.

Actions shall mean any action, suit, investigation, or legal administrative or arbitral proceeding, or investigation before or by any Governmental Body.

Agreement has the meaning set forth in the first paragraph of this Agreement.

Applicable Law shall mean all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Body, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Body.

Business shall mean the business of providing security and other alarm monitoring services by any of the parties to this Agreement and such other business as actually engaged in by such party.

Business Day shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

Buyer has the meaning set forth in the first paragraph of this Agreement.

Buyer Disclosure Schedule has the meaning set forth in Article 4 of this Agreement.

Buyer Receivables has the meaning set forth in Section 4.23 of this Agreemnent;

Buyer and Transitory Subsidiary Financial Statements has the meaning set forth in Section 4.6 of this Agreement.

Buyer or Transitory Subsidiary Intellectual Property Rights has the meaning set forth in Section 4.11 of this Agreement.

Buyer or Transitory Subsidiary Plan or Plans has the meaning set forth in
Section 4.14 of this Agreement.

Buyer's Subsidiary shall mean the wholly owned entity established by the Buyer herein for the Target to merge into. `

Buyer Stock has the meaning as set forth in the recitals to this Agreement.

Cash has the meaning set forth in Section 2.3.5 of this Agreement.

CERCLA shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C.ss.9601 et seq.

Closing has the meaning set forth in Section 2.2 of this Agreement.

Closing Date has the meaning set forth in Section 2.2 of this Agreement.

COBRA shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code shall mean the Internal Revenue Code of 1986, as amended.

Consent shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Body.

Contract has the meaning set forth in Section 3.12 of this Agreement.

Copyright means all rights throughout the world to copyrights licensed to or owned in whole or in part by any Company, or created for, used in or necessary for the conduct of the Business, whether registered or unregistered, in any copyrightable work of authorship, and any applications and/or registrations thereof, including all proeeeds thereof (such as, by way of example, income, license royalties and proceeds of current infringements), the right to sue for past, present and future infringements, and all rights corresponding thereto throughout the world.

Effective Date has the meaning set forth in the first paragraph of this Agreement.

Effective Time has the meaning set forth in Section 2.3.1 of this Agreement.

Employment Agreements has the meaning set forth in Section 5.10 of this Agreement.

Encumbrances shall mean any lien, claim, marital, community or spousal interest, proxy, security interest, option, mortgage, pledge, easement, charge, conditional sale or other title retention agreement, defect in title, preemptive or subscription right, covenant or other encumbrance or restriction of any kind.

Environmental Laws shall mean all Applicable Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release or transportation of any Hazardous Materials, including, without limitation, (i) CERCLA, the Resource Conservation and Recovery Act, as amended (42 U.S.C. Section 6901, et. seq.) and the Occupational Safety and Health Act, as amended, (64 U.S.C. Section 651, et. seq.), (ii) all other requirements pertaining to reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and
(iii) all other requirements pertaining to the protection of the health and safety of employees or the public.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and rules and regulations issued pursuant to that Act or any successor law.

Finance Companies has the meaning set forth in Section 2.3.6(A) of this Agreement.

GAAP has the meaning set forth in Section 1.2 of this Agreement.

Government Approvals shall mean any Consent of, with or to any Governmental
Body.

Governmental Body means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator.

Hazardous Materials means any (i) "hazardous substance," "pollutants," or "contaminant" (as defined in Sections 101(14) and (33) of CERCLA or the regulations issued pursuant to Section 102 of CERCLA and found at 40 C.F.R. ss.
302), including any element, compound, mixture, solution, or substance that is or may be designated pursuant to Section 102 of CERCLA; (ii) substance that is or may be designated pursuant to Section 311 (b)(2)(A) of the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251, l32l(b)(2)(A)) ("FWPCA");
(iii) hazardous waste having the characteristics identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901, 6921) ("RCRA") or having characteristics that may subsequently be considered under RCRA to constitute a hazardous waste; (iv) substance containing petroleum, as that term is defined in Section 9001(8) of RCRA; (v) toxic pollutant that is or may be listed under Section 307(a) of FWPCA; (vi) hazardous air pollutant that is or may be listed under Section 112 of the Clean Air Act, as amended (42 U.S.C. ss. 7401, 7412); (vii) imminently hazardous chemical substance or mixture with respect to which action has been or may be taken pursuant to Section 7 of the Toxic Substances Control Act, as amended (15 U.S.C. ss. 2601, 2606); (viii) source, special nuclear, or by-product material as defined by the Atomic Energy Act of 1954, as amended (42 U.S.C. ss. 2011 et seq.); (ix) asbestos, asbestos-containing material, or urea formaldehyde or material that contains it, (x) waste oil and other petroleum products, and (xii) any other toxic materials, contaminants, or hazardous substances or wastes pursuant to any applicable Environmental Law.

HIPAA means the Health Insurance Portability and Accountability Act of 1996, as amended, and any rules and regulations promulgated pursuant to the Act.

IAS Holdings has the meaning set forth in Section 2.3.6(A) of this Agreement.

Indemnified Party has the meaning set forth in section 9.5.1 of this Agreement.

Indemnifying Party has the meaning set forth in Section 9.5.1 of this Agreement.

Information means all inventions, developments, discoveries, technology, improvements, processes, formulas, designs, trade secrets, know-how, information regarding products, product concepts, materials, equipment, techniques, data, business and marketing information, and other information pertaining to any Party's Business, which is licensed to or owned in whole or in part by any Party, or which is or has been created or developed for, used in or necessary for the conduct of the Business, including all proceeds thereof (such as, by way of example, income, license royalties and proceeds of current infringements), the right to sue for past, present and future infringements and all rights corresponding thereto throughout the world.

Intellectual Property Rights means any and all Patents, Trademarks, Information and Copyrights.

IPO has the meaning set forth in Section 2.3.6(B) of this Agreement.

IPO Shares has the meaning set forth in Section 2.3.6(B) of this Agreement.

Laws shall mean any applicable federal, state, local or foreign statutes, laws, codes, common law rules, ordinances, rules, regulations, Permit, licensing or other requirements or any judicial or administrative decision of any Governmental Body.

Liabilities shall mean, as to any Person, all debts, adverse claims, liabilities and obligations of such Person, whether accrued, vested or otherwise, fixed or unfixed, choate or inchoate, direct or indirect, liquidated or non-liquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheet or other books and records.

Loss or Losses has the meaning set forth in Sections 9.2 and 9.3 of this Agreement.

Material Adverse Effect shall mean any change, effect, condition, event or circumstance that is materially adverse to the business, financial condition, assets, properties, prospects or results of operations of any of the Companies or their respective Business.

Merger has the meaning set forth in Section 2.1 of this Agreement.

Merger Consideration has the meaning set forth in Section 2.3.5 of this Agreement.

Minimum Monthly Collected Recurring Revenue means the monthly recurring income which a subscriber or dealer has contracted to pay for the monitoring services to be provided to that customer under his or her contract for monitoring services.

Multi-employer Plan means any multi-employer plan within the meaning of Section 3(37) of ERISA.

Orders shall mean all orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Body.

Patents means all patents, patent applications (including all divisions, continuations, continuations-in-part, reissues, extensions and reexaminations thereof) and inventions or developments which have been identified for filing of patent applications or for investigation of the possibility of filing patent applications licensed to or owned in whole or in part by the Party owning the Patent, or developed for, used in or necessary for the conduct of that Party's Business, including all proceeds thereof (such as, by way of example, income, license royalties and proceeds of current infringements), the right to sue for past, present and future infringements and all rights corresponding thereto throughout the world.

Permit shall mean a franchise, license, permit, authorization, consent or approval from any Governmental Body.

Permitted Liens has the meaning set forth in Section 3.8.1 and 4.8.1 of this Agreement.

Permitted Encumbrances has the meaning set forth in Section 6.3.13 of this Agreement.

Person means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

Plans means any pension plans, welfare plans, ERISA or Non-ERISA employment related commitments of Buyer, Target or Subsidiary (as applicable), including, without limitation, if applicable, the cost of accrued and unpaid wages, unpaid bonuses, stock options, severance pay, accrued personal days, unpaid holidays, and sick leave, the cost of retirement benefits and pensions, withdrawal liabilities, the cost of payroll taxes, including FICA, Federal Unemployment Insurance, State Unemployment Insurance and Federal and State withholding, and the cost of health insurance, dental insurance, disability insurance, life insurance and the like for events occurring prior to and including the Closing Date.

Pre-Closing Target Distributions has the meaning set forth in Section 2.3.6 of this Agreement.

Preemptive Rights shall mean the rights of any Person as an owner of shares or other interest in any entity to purchase additional shares or other ownership interests in that entity upon the issuance of any shares or ownership interests to any other person, upon the same terms and provisions as offered to such other person, in order to preserve the person's same percentage of ownership in the entity as existed prior to such issuance of additional shares or other ownership interests to any other Person.

Prime or Prime Rate shall mean the rate or interest announced publicly by Citibank, N.A., in New York, from time to time as the base rate of Citibank, N.A.

Real Property shall mean all real property (including, without limitation, all interests in and rights to real property) and improvements located thereon that are owned or leased by any Party and used in connection with that Party's Business.

Regulator has the meaning set forth in Section 5.5 of this Agreement.

Release shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

Restrictive Covenants has the meaning set forth in Section 5.9 of this Agreement

SAR(s) has the meaning set forth in Sections 3.2 and 4.2 of this Agreement.

Share Conversion has the meaning set forth in Section 2.3.5 of this Agreement.

Software shall mean all computer programs licensed to, used or owned, in whole or in part, by the Parties, or which is or has been created or developed for, used in, or necessary for the conduct of each Parties' respective Business, including, but not limited to, the computer programs listed in Schedules attached hereto and made a part hereof. Software shall also include any and all program documentation, program listings, flow charts, logic diagrams, input and output forms, manuals, specifications, instructions, and other materials prepared by or for any Party, and all copies of materials prepared by or for any Party, and all copies of the foregoing, in any medium, related to the Software. Further, Software includes any and all translations, updates, modifications, and enhancements to the Software made by any Party up to the Closing Date, and includes all of any Party's Intellectual Property Rights in the Software.

Surviving Corporation has the meaning set forth in Section 2.1 of this Agreement.

Tax or Taxes has the meaning set forth in Sections 3.7 and 4.7 of this Agreement.

Target has the meaning set forth in the first paragraph of this Agreement.

Target Contracts has the meaning set forth in Section 3.12 of this Agreement.

Target Disclosure Schedule has the meaning set forth in Article 3 of this Agreement.

Target Financial Statements has the meaning set forth in Section 3.6 of this Agreement.

Target Intellectual Property Rights has the meaning set forth in Section 4.11 of this Agreement.

Target Receivables has the meaning set forth in Section 3.23 of this Agreement.

Target Shareholders and Shareholders has the meaning set forth in the first paragraph of this Agreement and the names set forth on Exhibit 2.3.5 of this Agreement.

Target Shares has the meaning set forth in the Recitals of this Agreement.

Tax Returns has the meaning set forth in Sections 3.7 and 4.7 of this Agreement.

Third Party Claim has the meaning set forth in Section 9.5.1 of this Agreement.

Trademarks means those trademarks, service marks, trade names and trade dress, designs and labels licensed to, owned in whole or in part, or used by any Party in connection with the that Party's respective Business, throughout the world, whether or not registered, and any applications and registrations in respect of all goods and services thereof, including all extensions and renewals thereof, all proceeds thereof (such as, by way of example, income, license royalties and proceeds of current infringements), the right to sue for past, present and future infringements and all rights corresponding thereto throughout the world.

                                 EXHIBIT 2.3.2

             ARTICLES OF INCORPORATION OF CRITICOM IDC CORPORATION




           EXHIBIT 2.3.3
           By-Laws of Criticom IDC Corporation

                                  EXHIBIT 2.3.5

                            THE MERGER CONSIDERATION

         The Cash portion of the Merger Consideration shall be paid at Closing as follows:

A total of Six Hundred Thousand and No/100 Dollars ($600,000) shall be paid and distributed to the Target Shareholders, net of approximately Eighty Four Thousand and No/100 Dollars ($84,000.00) due Target as a loan payment from Duane Plowman, resulting in a net payment to the Target Shareholders at Closing of approximately Five Hundred Sixteen Thousand and No/l00 Dollars ($516,000.00).

The remaining balance of the Cash portion of the Merger Consideration, approximately Four Hundred Thousand and No/l00 Dollars ($400,000.00), shall be paid and satisfied by providing the Target Shareholders at Closing with the Purchase Note attached hereto as Exhibit 2.3.5.1.


              CRITICOM INTERNATIONAL CORPORATION SHARE CONVERSIONS

STOCK OWNERSHIP                     CERTIFICATE No.            # SHARES ISSUED
  01/01/2001                                              (Fully diluted basis)

1. CURTIS E. QUADY                      14                 54,217       [52.36%]

2. DUANE J. PLOWMAN &                    6                 14,891       [14.38%]
   BONNIE J. PLOWMAN
    [H & W as JT]

3. RAYMOND J. MENARD                     7                  2,778
                                         8    [10/21/97]      935        [7.30%]
                                         9    [03/01/98]      945
                                        10    [12/27/99]      954
                                        11    [12/26/00]      964
                                        15    [     /01]      974

4. JILL C. QUADY                        13    [01/01/01]   10,354        [10.0%]

5. LISA M.FISCHER                       12    [01/01/01]   10,354        [10.0%]

6. DAVID L. SPEED [Options]                                 5,177         [5.0%]

7. VINCENT M. ERICKSON [Options]                            1,000        [0.96%]

                       Total Shares                       103,543      [100.00%]

                                 EXHIBIT 2.3.5.1

                                THE PURCHASE NOTE


                                 PROMISSORY NOTE
                                 ---------------

$400,000.00                                                  September __, 2002

         This Promissory Note (the "Note") is executed and delivered under and pursuant to the terms of that certain Agreement and Plan of Merger dated the date hereof (the "Merger Agreement") by and among KC Acquisition Corporation, a New Jersey corporation, Criticom IDC Corp., a New Jersey corporation, Criticom International Corporation, a Minnesota corporation, and the Shareholders of Criticom International Corporation (Curtis E. Quady, Duane J. Plowman, Bonnie J. Plowman, Jill C. Quady, Lisa M.Fischer, David L. Speed, Vince M. Erickson, and Raymond J. Menard, collectively, the "Target Shareholders"). The terms and conditions of the Merger Agreement are incorporated herein by reference.

         FOR VALUE RECEIVED, the undersigned, KC ACQUISITION CORPORATION, a New Jersey corporation (hereinafter "Maker"), hereby promises to pay to the order of Curtis E. Quady, as agent, for his benefit and for the ratable benefit of the other Target Shareholders (hereinafter "Holder"), at the agent's address at 1301 East 79th Street, Minneapolis, Minnesota, the principal sum of Four Hundred Thousand and 00/100 ($400,000) Dollars in lawful money of the United States of America, with interest, as provided below, and payable in the following manner:

         (i) On October 15, 2002, a payment of principal, together with interest, in the amount of Two Hundred Thousand and No/l00 Dollars ($200,000.00);

         (ii) From time to time, payments in the amount equal to the net proceeds received by Maker in connection with that certain World Trade Center project currently being performed by the Maker (the "WTC Procceds"), such payments to be paid as and when such proceeds are actually received and calculated by Maker; and

         (iii) On January 31, 2003, the Maker, subject to its option to extend the term as provided below, shall pay all of the then remaining and outstanding balance, if any, of principal and interest and any other amounts owing hereunder.

         Interest on the unpaid balance of principal hereunder shall be calculated from the date hereof at the rate of ten percent (10%) per annum and shall be due and payable together with payments of principal.

         Notwithstanding anything herein to the contrary, the principal amount of this Promissory Note, together with interest thereon and costs, including attorney fees, shall become immediately due and payable, at the option of the Holder in the event of the occurrence of any of the following which are hereby specified as an "Event of Default":

         1. A failure to make payment when due of any amount due under this Promissory Note within fifteen (15) days of the date on which such amount is due;

         2. Any default in any other term, covenant or condition of this Promissory Note; or

         3. The filing of any petition by or against the Maker for relief under any bankruptcy or insolvency laws, or an assignment of any of the Maker's assets for the benefit of creditors.

         Notwithstanding anything herein to the contrary, the Maker shall have the following option to extend the term of this Promissory Note. In the event that on January 31, 2003 any amounts remain due hereunder, Maker may then extend the term of this Promissory Note for an additional period of ninety (90) days, exercisable by written notice from Maker to Holder which may be given any time on or prior to January 31, 2003. The extension period shall be governed by all of the terms and conditions herein, with the exception that interest on the unpaid balance shall accrue during the extension option period at a rate of fourteen percent (14%) per annum as of February 1, 2003.

         In the event that any payment under this Promissory Note is not received by Holder within fifteen (15) days of the date when due, a late charge equal or the lesser of (y) five percent (5%) of the amount of such payment or
(z) the maximum amount of late charge permitted by law shall be due and payable at the option of the holder. Notwithstanding the foregoing, any late charge shall not exceed $1,000.00. Maker agrees that the late charge is a reasonable estimate of the administrative costs which Holder will incur in the processing of the delinquency. Holder's acceptance of a late payment and/or of the late payment charge will not waive any default under this Promissory Note or affect the acceleration of this Promissory Note (if this Promissory Note has, been accelerated). Notwithstanding the foregoing, Holder's acceptance of all past due principal, interest and late charges shall constitute a waiver of any monetary Event of Default under this Promissory Note existing prior to Holder's receipt of such payments.

         The Maker hereby agrees to pay all costs and expenses which may be incurred by Holder in connection with the enforcement of the terms, covenants and conditions of this Promissory Note, and the collection of the monies due and owing herein, including, without limitation, all counsel fees and costs.

         The Maker does hereby waive presentment, demand for payment protest and notice of dishonor of this Promissory Note, and hereby authorizes the Holder, without notice, to grant extensions in the time of payment of and reductions in the rate of interest on any money due and owing hereunder.

         The Maker may prepay this Promissory Note in whole or in part at any time without penalty.

         The terms, covenants and conditions of this Promissory Note shall be binding upon and shall inure to the benefit of the Maker and the Holder and their respective heirs, executors, administrators, successors and assigns.

         EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY,

AND FOR THEIR MUTUAL BENEIFT, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS PROMISSORY NOTE OR THE INDEBTEDNESS EVIDENCED THEREBY.

         This Promissory Note shall be governed by and construed in accordance with the laws of the State of Minnesota. Maker and Holder agree that any dispute which may arise between them with regard to this Promissory Note shall be resolved by litigation in state or federal court. Litigation may be initiated by Holder or its assignee or Maker or its assignee, in the State of Minnesota. MAKER AND HOLDER HEREBY KNOWINGLY AND IRREVOCABLY WAIVE ANY OBJECTIONS ON THE GROUNDS OF IMPROPER JURISDICTION OR VENUE TO AN ACTION INITIATED AS SET FORTH ABOVE AND AGREES THAT EFFECTIVE SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY MAIL IF AND TO THE EXTENT PERMITTED BY THE LOCAL RULES OF SUCH JURISDICTION.

         The terms and provisions of this Promissory Note may only be changed in writing, executed by both Maker and Holder.

                                     KC ACQUISITION CORPORATION,
                                     a New Jersey corporation


                                     By:______________________________________
                                     Its: ____________________________________





STATE OF NEW JERSEY   )
                      )ss.
COUNTY OF             )

         On this ______ day of September, 2002, before me personally appeared __________________________________, to me known to be the ___________________
of KC ACQUISITION CORPORATION, a New Jersey corporation, for and on behalf of the corporation.


                                        ---------------------------------------
                                        Notary Public

                                 SCHEDULE 2.3.6

           EARNING OF WARRANTS CONVERTIBLE INTO SHARES OF IAS HOLDINGS

Subject to the terms of the warrant program detailed below, the Target Shareholders may earn warrants convertible into post-IPO Shares of IAS Holdings based upon the performance of the Surviving Corporation as a publicly traded corporation, as follows:

1. During the period of 10/1/02 through 9/30/03, if the gross revenues of the Surviving Corporation shall be a minimum of Five Million Two Hundred Thousand and No/l00 Dollars ($5,200,000.00), the Target Shareholders shall divide amongst them in proportion to their respective percentage stock interests in the Target, three tenths (0.30) of a warrant for each dollar by which the gross revenues of the Surviving Corporation shall exceed Four Million Six Hundred Thousand and No/100 Dollars ($4,600,000.00) during that year. By way of example, if the gross revenues of the Surviving Corporation during the applicable period shall not meet or exceed Five Million Two Hundred Thousand and No/100 Dollars ($5,200,000.00) during the applicable period, no warrants whatsoever shall be earned nor issued. Similarly, if the gross revenues of the Surviving Corporation shall be Five Million Three Hundred Thousand and No/100 Dollars ($5,300,000.00) during the applicable period, then the Target Shareholders shall have exceeded the threshold by Seven Hundred Thousand and No/l00 Dollars ($700,000.00) and also the required annual minimum in order to earn warrants, and the Target Shareholders thereby earn Two Hundred Ten Thousand (210,000) warrants (calculated as .30 times 700,000).

2. During the period of 10/1/03 through 9/30/04, if the gross revenues of the Surviving Corporation shall be a minimum of Six Million One Hundred Twenty Thousand and No/100 Dollars ($6,120,000), the Target Shareholders shall divide amongst them in proportion to their respective percentage stock interests in the Target, three tenths (0.30) of a warrant for each dollar by which the gross revenues of the Surviving Corporation shall exceed Five Million Five Hundred Twenty Thousand and No/100 Dollars ($5,520,000.00) during that year. By way of example, if the gross revenues of the Surviving Corporation during the applicable period shall not meet or exceed Six Million One Hundred Twenty Thousand and No/100 Dollars ($6,120,000.00) during the applicable period, no warrants whatsoever shall be earned nor issued. Similarly, if the gross revenues of the Surviving Corporation shall be Six Million Three Hundred Twenty Thousand and No/100 Dollars ($6,320,000.00) during the applicable period, then the Target Shareholders shall have exceeded the threshold by Eight Hundred Thousand and No/100 Dollars ($800,000) and also the required annual minimum in order to earn warrants, and thereby earn Two Hundred Forty Thousand (240,000) warrants.

3. During the period of 10/1/04 through 9/30/05, if the gross revenues of the Surviving Corporation shall be a minimum of Seven Million Two Hundred Twenty Four Thousand and No/100 Dollars ($7,224,000.00), the Target Shareholders shall divide amongst them in proportion to their respective percentage stock interests in the Target, three tenths (0.30) of a warrant for each dollar by which the gross revenues of the Surviving Corporation shall exceed Six Million Six Hundred Twenty Four Thousand and No/100 Dollars ($6,624,000.00). By way of example, if the gross revenues of the Surviving Corporation during the applicable period shall not meet or exceed Seven Million Two Hundred Twenty Four Thousand and No/100 Dollars ($7,224,000.00) during the applicable period, no warrants whatsoever shall be earned nor issued. Similarly, if the gross revenues of the Surviving Corporation shall be Seven Million Five

Hundred Twenty Four Thousand and No/100 Dollars ($7,524,000) during the applicable period, then the Target Shareholders shall have exceeded the threshold by Nine Hundred Thousand and No/100 Dollars ($900,000.00) and also the required annual minimum in order to earn warrants, and thereby earn Two Hundred Seventy Thousand (270,000) warrants.

Each warrant shall entitle the holder to convert each warrant into one share of IAS Holdings, for a nominal fee of approximately two cents ($.02) per share, for a period of sixty (60) days from date of issue. To the extent that the share ownership interests of all shareholders change from the initial share ownership numbers projected in Section 2.3.6(B.) above, the conversion value for each warrant herein shall be increased or decreased, as the case may be in that same proportional change. The total number of warrants that may be earned under this program shall not exceed eight hundred thousand (800,000) warrants during the entire three-year period. The gross revenues of the Surviving Corporation shall be determined each year under review by the accountants for the company in accordance with generally accepted accounting principles as consistently applied.

                                  Schedule 3.26

Criticom
IDC Cash
Position                                                                9/18/02


Proceeds
    23-Oct McGinn Smith                                                   500,000.00
     4-Sep McGinn Smith                                                   300,000.00
    18-Mar McGinn Smith                                                   100,000.00
                                                                          ----------
            Total Proceeds to Date                                                      900,000.00

Allowed
Uses of
Proceeds
 E-Bridge

            Uses may increase depending on timing of completion
            of the DICE project and any other approved items
            depending on the timing of actual closing.
            IBM - Consulting for E-Bridge Project Definition               33,000.00
            Tracker - Web access to maps and client mapping
            features including Web map licenses                            68,000.00
            Aeris Hub to Tracker                                           20,000.00
            DICE Pinpoint with 2-way and web access, down
            payment                                                        10,750.00
            DICE Pinpoint remainder with hubs and data access              22,750.00
            Aeris Hub to DICE Monitoring (Satronics)                       10,650.00
                                                                        ------------
                                                                                0.00
                                                                                ----

                                                      sum for E-bridge                  165,150.00
Distribution
            for taxes (preliminary)
            Estimated tax through 9/15/2002                                             173,000.00

Cash
Cost of
Funds
            Principal Paid thru 8/26/02                                                 299,601.75
                                                                                        ----------
            Uses                                                                        637,751.75
                                                                                        ----------

Total
Funds
Required                                                                                262,248.25
                                                                                        ----------


                                 Funds Available
                                     9/18/02


Checkbook                                                                  67,822.87
Firstar - or WTC wires                                                         (0.00)
Wells Fargo                                                               373,166.04
                                                                          ----------
                                                              Cash Sum    440,988.91

Due from M&S Partners (thru 9/26/2002)                                     12,252.50

Due from Royal Thoughts, net after $675,000 (will be
paid on closing)                                                          314,796.51
                                                                          ----------
                                              Cash and "near cash" sum    768,037.92

WTC A/R                                                                   259,310.41
WTC A/P                                                                   (60,046.40)
                                                                          ----------
                                                                          199,264.01
                                             TOTAL Funds including WTC                  967,3O1.93
                                                                                        ----------



Funds
Available
in excess of
Required                                                                                705,053.68


Estimate
for Legal
Expense                                                                    75,000.00




                                 SCHEDULE 10.13
                                 --------------

                               DISPUTE RESOLUTION

         1. Representatives. If any dispute arises under or relates to this Agreement, at the written request of either party each party will appoint a designated representative (the "Representative") to meet for the purpose of resolving the dispute. The Representatives will meet at a mutually agreeable place within the Hackensack, New Jersey, metropolitan area and within 10 days after either party makes a written request to the other for such a meeting. The Representatives will honor reasonable requests to exchange information related to the dispute and will make an effort to negotiate a resolution to the dispute. Negotiations shall continue until the dispute is resolved or until either party informs the other in writing that negotiations will not result in a mutually acceptable resolution and a mediator should be appointed.

         2. Mediation. If the dispute is not resolved under paragraph 1 hereof; the dispute shall be submitted to non-binding mediation (the "Mediation"), unless both parties to the dispute elect to bypass mediation and resolve the dispute through arbitration (as provided in paragraph 3 hereof). The parties shall appoint a mutually agreeable neutral mediator (the "Mediator"). If the parties are unable to agree on a Mediator within 10 days after the mediation is requested, either party may refer the matter to the Hackensack, New Jersey, office of the American Arbitration Association ("AAA") for the limited purpose of having AAA provide a panel of seven names from which the parties will select a Mediator. If the parties are unable to agree on a person on the panel, the parties shall alternatively strike names from the panel until one name is left on the panel. A coin toss will determine which party is entitled to strike the first name. Except as otherwise provided in this Agreement or as the parties may agree otherwise at the time of the Mediation, the Mediation shall be conducted pursuant to the Commercial Mediation Rules of the AAA, as amended and in effect on January 1, 1992. The Mediation shall be conducted within 30 days after the appointment of the Mediator. The parties shall share equally the cost of the Mediation, including but not limited to, fees of the Mediator, the cost, if any, of obtaining a location for the Mediation and any filing fee. If during the Mediation the parties reach a settlement of all or any of their dispute they shall reduce the settlement to the form of a written settlement agreement that shall be binding upon the parties. The Mediation may be terminated only after both parties have participated in the Mediation and are unable to agree on a settlement. Mediation discussions or opinions of the Mediator are confidential and may not be relied upon, referred to or introduced as evidence in any subsequent arbitration or other proceeding.

         3. Arbitration. If the dispute is not resolved under paragraph 1 or paragraph 2 hereof, as the case may be, the parties agree that the dispute shall be resolved by a private arbitration conducted by a panel of 3 arbitrators (the "Panel"). Each party shall select one arbitrator of its own choice within 10 days after the termination of negotiations pursuant to paragraph 1 or Mediation pursuant to paragraph 2 hereof; as the case may be. Within 15 days after the termination of such negotiations or mediation, the parties shall agree upon a third arbitrator, selected from a pool of no fewer than 7 names agreed upon by the parties (the "Pool"), all of whom shall be a member of the National Academy of Arbitrators. The parties shall select the third arbitrator from the Pool by alternately striking names until only one name remains on the Pool. A toss of a coin will determine which party is to strike the first name. The arbitrator chosen from the Pool shall be the Chair of the Panel. Neither party may choose as its arbitrator the person who was its Representative under paragraph 1 of this Dispute Resolution Procedure or any person who participated in the Mediation or any person who is an officer, director or employee of either party or any affiliated entity of either party, or a person who has a direct or indirect personal or financial interest in the outcome of the arbitration. Upon selection of the third arbitrator by either the parties or the arbitrators, the Panel shall be formed.

         4. Hearing. The Panel shall set a hearing date for an arbitration (the "Hearing") within 90 days from the date the Panel is formed, unless otherwise agreed by the parties, or unless otherwise ordered by the Panel at the request of either party.

         5. Witnesses and Exhibits. Unless Otherwise agreed, within 30 days before the Hearing each party shall submit to the Panel with a copy to the other party a list of all witnesses and exhibits which it intends to present at the Hearing.

         6. Guidelines. The Panel shall not be strictly bound by rules of procedure or rules of evidence, but shall use the Federal Rules of Evidence as a guideline in conducting the Hearing.

         7. Hearing Closed. When testimony is complete and each party has introduced its exhibits, subject to the provisions of this Agreement, and each party has made a closing statement pursuant the provisions of this Agreement or waived the opportunity to do so, the Panel shall declare the Hearing closed; provided, however, the parties may submit post-hearing briefs pursuant to an agreed upon schedule or one formulated by the Panel.

         8. Hearing Location. The Hearing shall be held at a location agreed upon by the parties and convenient for the Board, or if the parties cannot agree upon a location, at a location within Hackensack, New Jersey, designated by the Panel.

         9. Conduct. The Hearing shall be conducted in private. Attendance at the Hearing shall be limited to the following: (a) the Panel; (b) representatives of each party; (c) each party's attorneys and attorneys' assistants or advisors, if any, including expert witnesses, if any; (d) a court reporter if requested by either party; and (e) any witnesses. The Panel may sequester witnesses upon the motion of a Party.

         10. Panel's Award. Within 30 days of the close of the Hearing or submission of the post-hearing briefs, the Panel shall issue a written submission of the post-hearing briefs, the Panel shall issue a written opinion and award (the "Award"), based on evidence, arguments and post-hearing briefs, if any. The Award shall be a majority decision of the Panel, shall resolve the parties; dispute and shall be final and binding on the parties. The fact that an opinion is issued does not enlarge or restrict the authority of a court to review the arbitration proceedings or the Award. The Panel shall have the Award delivered to each Party.

         11. Communication. Except as otherwise provided in this Agreement, there shall be no ex parte communication regarding the subject matter of the Hearing between a party or its attorneys and any arbitrator on the Panel from the time the Panel is appointed until after the parties receive the Award.

         12. Waiver of Hearing. The parties may agree to submit the dispute to the Panel without a Hearing, in which event the Panel will render and deliver to the parties a written opinion and Award within 30 days of being notified that the parties waive the Hearing.

         13. Limitations on Panel. Notwithstanding any other provision of this Agreement, the Panel shall have no power to delete from, add to, or modify the terms of this Agreement, and may not award any remedy that effectively conflicts directly or indirectly with any provision of this Dispute Resolution Procedure.

         14. Governing Law. The Laws of the State of New Jersey shall govern the arbitration. For the purpose of enforcement of any arbitral award hereunder, the parties hereto hereby irrevocably submit to, the exclusive jurisdiction of the Superior Court of New Jersey in Bergen County and the United States
District Court for the District of New Jersey over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such court. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.6 hereof.

         15. Arbitration Expenses. Seller and Buyer shall share equally the costs and expenses of the arbitration, including, but not limited to, filing fees, fees of the arbitrators and costs, if any, of obtaining a location for the arbitration. Each party shall bear its own witness and expert fees, and copying and travel expenses. Each party shall bear its own attorney fees relating to the dispute.